As filed with the Securities and Exchange Commission on November 1, 2019.

Registration No. 333-234294

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERCER INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Washington	2611	47-0956945
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1120, 700 West Pender Street

Vancouver, British Columbia

Canada, V6C 1G8

(604) 684-1099

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

David M. Gandossi

Mercer International Inc.

Suite 1120, 700 West Pender Street

Vancouver, British Columbia, Canada, V6C 1G8

(604) 684-1099

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H.S. Sangra, Esq. Sangra Moller LLP 1000 Cathedral Place, 925 West Georgia Street Vancouver, B.C. V6C 3L2 (604) 662-8808	Andrew Bond, Esq. Davis Wright Tremaine LLP Suite 2400, 865 South Figueroa Street Los Angeles, CA 90017-2566 (213) 633-6800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company”. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(b) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2019

PROSPECTUS

MERCER INTERNATIONAL INC.

OFFER TO EXCHANGE

$200,000,000 principal amount of its 7.37500% Senior Notes due 2025 which have been registered under the Securities Act for any and all of its outstanding unregistered 7.37500% Senior Notes due 2025 issued in October 2019

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2019, unless extended.

•

In this prospectus, we refer to: (i) the outstanding unregistered $200,000,000 aggregate principal amount of our 7.375% Senior Notes due 2025 which were issued on October 3, 2019 as additional notes under the indenture dated as of December 7, 2018, referred to as the “Indenture”, between us and Wells Fargo Bank, National Association, as trustee, as the “Old Notes”; (ii) the new registered 7.375% Senior Notes due 2025 as the “New Notes”; and (iii) the $350,000,000 aggregate principal amount of 7.375% Senior Notes due 2025 that we issued under the Indenture in December 2018, which were all exchanged in July 2019 for substantially identical notes registered under the Securities Act, as the “Initial Registered Notes”. The Initial Registered Notes, the Old Notes and the New Notes are collectively referred to in this prospectus as the “Notes”.

•	We will exchange the New Notes for all outstanding Old Notes that are validly tendered pursuant to the exchange offer and not validly withdrawn prior to the expiration of the exchange offer.

•

The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC”.

•	You may withdraw tenders of Old Notes at any time before the exchange offer expires.

•

The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes, but you should refer to the discussion under the heading “Summary of Material United States Federal Income Tax Considerations” for more information.

•	We will not receive any cash proceeds from the exchange offer.

•

The terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except for transfer restrictions, registration rights and rights to additional interest relating to the Old Notes. Upon consummation of the exchange offer, the New Notes are expected to trade fungibly under the same CUSIP as the Initial Registered Notes. The Notes will be treated as a single class under the Indenture.

•	You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	Our affiliates may not participate in the exchange offer.

•

All untendered Old Notes will continue to be subject to any applicable restrictions on transfer set forth in the Old Notes and in the indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act”, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

•	There is no established trading market for the New Notes.

•

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Broker-dealers who acquired Old Notes directly from us in the initial offering of the Old Notes must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resales and cannot rely on the position of the staff enunciated in Exxon Capital Holdings Corp., SEC no-action letter (publicly available May 13, 1988).

Please refer to “Risk Factors” beginning on page 10 of this prospectus for a description of the risks you should consider when evaluating this offer to exchange.

We are not making this exchange offer in any jurisdiction where it is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2019.

We have not authorized anyone to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus unless we authorize it. This prospectus does not offer to exchange the Old Notes for New Notes in any jurisdiction where it is not permitted.

The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8, Attention: Investor Relations, or call (604) 684-1099 and ask to speak to Investor Relations. In addition, to obtain timely delivery of any information you request, you must submit your request no later than             , 2019, which is five business days before the date the exchange offer expires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference herein contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”, and Section 27A of the Securities Act. Generally, forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “should”, “could”, or “may”, although not all forward-looking statements contain these identifying words.

There are a number of important factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, the following:

•	our business is highly cyclical in nature;

•

a weakening of the global economy, including capital and credit markets, could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources;

•	our level of indebtedness could negatively impact our financial condition, results of operations and liquidity;

•	cyclical fluctuations in the price and supply of our raw materials, particularly fiber, could adversely affect our business;

•	we face intense competition in our markets;

•	we are exposed to currency exchange rate fluctuations;

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•

political uncertainty, the rise of populist political parties and an increase in trade protectionism could have a material adverse effect on global macro-economic activities and trade and adversely affect our business, results of operations and financial condition;

•

we are subject to extensive environmental regulation and we could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations;

•	our business is subject to risks associated with climate change and social and government responses thereto;

•	our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such capital requirements;

•

our acquisition of Mercer Peace River Pulp Ltd. (formerly Daishowa-Marubeni International Ltd.), referred to as “MPR” and other future acquisitions may result in additional risks and uncertainties in our business;

•	the operations of MPR are subject to their own risks, which we may not be able to manage successfully;

•	we may not be able to enhance the operating performance and financial results or lower the costs of MPR’s operations as planned;

•	fluctuations in prices and demand for lumber could adversely affect our business;

•	adverse housing market conditions may increase the credit risk from customers of our wood products segment;

•	our wood products segment lumber products are vulnerable to declines in demand due to competing technologies or materials;

•

changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities;

•	we participate in German statutory energy programs;

•	we are subject to risks related to our employees;

•	we are dependent on key personnel;

•	we may experience material disruptions to our production;

•	if our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations;

•	we may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters;

•	our insurance coverage may not be adequate;

•	we rely on third parties for transportation services;

•	we periodically use derivatives to manage certain risks which could cause significant fluctuations in our operating results;

•	failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business;

•	a small number of our shareholders could significantly influence our business;

•

our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations; and

•	we are exposed to interest rate fluctuations.

Given these uncertainties, you should not place undue reliance on our forward-looking statements. You should read this prospectus and the documents incorporated by reference herein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors is not exhaustive or necessarily in order of importance and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time, and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in or incorporated by reference in this prospectus whether as a result of new information, future events or otherwise.

- ii -

CURRENCY

The following table sets out exchange rates, based on the noon buying rates in New York City, for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the “Noon Buying Rate”, for the conversion of dollars to euros and Canadian dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	($/€)
End of period	1.0905	1.1622	1.1456	1.2022	1.0552	1.0859	1.2101
High for period	1.0905	1.1332	1.1281	1.0416	1.0375	1.0524	1.2101
Low for period	1.1524	1.2488	1.2488	1.2041	1.1516	1.2015	1.3927
Average for period	1.1234	1.1945	1.1817	1.1301	1.1072	1.1096	1.3297
	($/C$)
End of period	0.7551	0.7739	0.7329	0.7989	0.7448	0.7226	0.8620
High for period	0.7358	0.7508	0.7326	0.7275	0.6853	0.7148	0.8588
Low for period	0.7671	0.8143	0.8143	0.8243	0.7972	0.8529	0.9423
Average for period	0.7523	0.7767	0.7722	0.7710	0.7558	0.7830	0.9060

On October 28, 2019, the most recent weekly publication of the daily Noon Buying Rate before the date of this prospectus reported that, as of October 25, 2019, the Noon Buying Rate for the conversion of euros and Canadian dollars to dollars was $1.1081 per euro and $0.7655 per Canadian dollar.

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NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures”, that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with the generally accepted accounting principles in the United States, referred to as “GAAP”. Specifically, we make use of the non-GAAP measures “Operating EBITDA” and “Operating EBITDA margin”.

We define Operating EBITDA as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA margin is Operating EBITDA expressed as a percentage of revenues. We use Operating EBITDA and Operating EBITDA margin as benchmark measurements of operating results and as benchmarks relative to our competitors. We consider them to be meaningful supplements to operating income as performance measures primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA and Operating EBITDA margin are internal measures and therefore may not be comparable to other companies.

Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Operating EBITDA does not reflect: (i) our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, working capital needs; (iii) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) the impact of realized or marked to market changes in our derivative positions, which can be substantial; and (v) the impact of non-recurring impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA or EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and by relying primarily on, in our case, our GAAP financial statements.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share information and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, we cannot guarantee the accuracy or completeness of that information, and investors should use caution in placing reliance on such information.

Statements in this prospectus concerning the production capacity of our mills are management estimates based primarily on historically achieved levels of production and assumptions regarding maintenance downtime. Statements concerning electrical generating capacity at our mills are also management estimates based primarily on our expected production (which largely determines the amount of electricity we can generate) and assumptions regarding maintenance downtime, in each case within manufacturers’ specifications of capacity.

- iv -

In this prospectus, please note the following:

•

references to “we”, “our”, “us”, the “Company” or “Mercer” mean Mercer International Inc. and its subsidiaries, unless the context clearly suggests otherwise, and references to “Mercer Inc.” mean Mercer International Inc. excluding its subsidiaries;

•	references to “$” mean dollars, which is our reporting currency, unless otherwise stated; “€” refers to euros; and “C$” refers to Canadian dollars;

•	references to “NBHK” mean northern bleached hardwood kraft;

•	references to “NBSK” mean northern bleached softwood kraft;

•	references to “ADMTs” mean air-dried metric tonnes;

•	references to “MW” mean megawatts and “MWh” mean megawatt hours;

•	references to “Mfbm” means thousand board feet;

•	references to “MMfbm” mean million board feet of lumber;

•	our lumber metrics are converted from cubic meters to Mfbm using a conversion ratio of 1.6 cubic metres of lumber equaling one Mfbm, which is the ratio commonly used in the industry; and

•	references to “net income” mean net income attributable to common shareholders.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to totals we provide and percentages may not precisely reflect the absolute figures.

- v -

SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it is not complete and does not contain all the information you will need to make your investment decision. You should read this entire prospectus carefully, including the section entitled “Risk Factors”, our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and the other documents incorporated by reference into, or included elsewhere in, this prospectus, before deciding to invest. See “Available Information and Incorporation by Reference”.

Mercer International Inc.

Company Overview

We are one of the world’s largest producers of “market” NBSK pulp, which is pulp that is sold on the open market. Our size provides us increased presence, better industry information in our markets and close customer relationships with many large pulp consumers. Until December 10, 2018, we operated two modern and highly efficient NBSK mills in Eastern Germany and one NBSK mill in Western Canada.

On December 10, 2018, we acquired all of the shares of MPR. MPR owns 100% of a bleached kraft pulp mill near Peace River, Alberta and has a 50% joint venture interest in the Cariboo Pulp & Paper Company, referred to as “CPP”, which owns the Cariboo NBSK mill in Quesnel, British Columbia. MPR also holds two 20-year renewable governmental forest management agreements and three deciduous timber allocations in Alberta with an aggregate allowable annual cut of approximately 2.4 million cubic meters of hardwood.

We are the sole NBSK producer, and the only significant market pulp producer in Germany, which is the largest pulp import market in Europe. We are able to supply the growing pulp demand in China both through our Canadian mills’ ready access to the Port of Vancouver and through our Stendal mill’s existing logistics arrangements. In addition, as a result of the significant investments made in cogeneration equipment, all of our mills generate and sell a significant amount of surplus “green” energy. We also produce and sell tall oil, a by-product of our production process, which is used as both a chemical additive and as a green energy source.

We have two reporting operating segments, being Pulp and Wood Products.

We have consolidated annual production capacity of approximately 2.2 million ADMTs of kraft pulp, 550 million board feet of lumber and approximately 411.5 MW of electricity. Of our pulp capacity, approximately 1.9 million ADMTs or 86% is NBSK and the balance is NBHK.

Key operating details for each of our mills are as follows:

•

Rosenthal mill. Our Rosenthal mill is a modern, efficient ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 360,000 ADMTs and 57 MW of electrical generation. The Rosenthal mill generated and exported 157,977 MWh of electricity in 2018, resulting in approximately $17.1 million in revenues. The Rosenthal mill is located in the town of Rosenthal am Rennsteig, Germany, approximately 300 kilometers south of Berlin.

•

Stendal mill. Our Stendal mill is a state-of-the-art, single line, ISO 9001, 14001 and 50001 certified NBSK pulp mill that has an annual production capacity of approximately 660,000 ADMTs and 148 MW of electrical generation. The Stendal mill generated and exported 338,426 MWh of electricity in 2018, resulting in approximately $36.1 million in revenues. The Stendal mill is located near the town of Stendal, Germany, approximately 130 kilometers west of Berlin.

•

Celgar mill. Our Celgar mill is a modern, efficient ISO 9001 and 14001 certified NBSK pulp mill that has an annual production capacity of approximately 520,000 ADMTs and 100 MW of electrical generation. The Celgar mill generated and exported 115,463 MWh of electricity in 2018, resulting in approximately $9.9 million in revenues. The Celgar mill is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of Vancouver.

•

Peace River mill. Our Peace River mill is a modern ISO 14001 certified “swing” mill that produces both NBSK and NBHK pulp and has an annual production capacity of approximately 475,000 ADMTs and 65 MW of electrical generation. The Peace River mill generated and exported 3,316 MWh of electricity in 2018. The Peace River mill is located near the town of Peace River, Alberta, approximately 490 kilometers north of Edmonton. Through our Peace River mill, we have a 50% proportionate share of the annual production capacity of the Cariboo mill, which is approximately 170,000 ADMTs and 28.5 MW of electrical generation. The Cariboo mill is located in Quesnel, British Columbia, approximately 660 kilometers north of Vancouver.

•

Friesau mill. Our Friesau mill is one of Germany’s largest sawmills with an annual production capacity of approximately 550 MMfbm of lumber and 13 MW of electrical generation from a modern biomass fueled cogeneration power plant built in 2009. The Friesau mill generated and exported 86,325 MWh of electricity in 2018, resulting in approximately $10.8 million in revenues. The Friesau mill is located approximately 16 kilometers west of our Rosenthal mill and has historically been one of the Rosenthal mill’s largest fiber suppliers.

We currently employ approximately 2,210 people and have our headquarters in Vancouver, Canada.

Corporate Information

Mercer International Inc. is a Washington corporation and our common stock is listed for trading on the NASDAQ Global Select Market (MERC). Our principal office is located at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8. Our main telephone number is (604) 684-1099 and our website address is www.mercerint.com. Information on our website is not incorporated by reference in this prospectus and should not be considered in connection with any investment in the New Notes offered hereby.

The Exchange Offer

The Exchange Offer

We are offering to exchange up to $200,000,000 aggregate principal amount of New Notes for up to $200,000,000 aggregate principal amount of Old Notes that are properly tendered and accepted. You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will issue New Notes on or promptly after this exchange offer expires. As of the date of this prospectus, $200,000,000 aggregate principal amount of Old Notes are outstanding.

The terms of the New Notes are substantially identical in all material respects to the terms of the Old Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and rights to additional interest that relate to the Old Notes. The Initial Registered Notes, the New Notes and the Old Notes will be governed by the same Indenture dated as of December 7, 2018. No accrued interest will be paid at the time of the exchange.

Expiration Date

This exchange offer will expire at 5:00 p.m., New York City time, on             , 2019, unless extended or earlier terminated by the Company (such time, as the same may be extended, is referred to in this prospectus as the “Expiration Date”).

Conditions to the Exchange Offer

This exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

Procedures for Tendering Old Notes

If you wish to tender your Old Notes for New Notes pursuant to the exchange offer:

•   you must comply with the Automated Tender Offer Program, or “ATOP”, procedures of The Depository Trust Company, referred to as “DTC”; and

•   Wells Fargo Bank, National Association, the exchange agent, must receive timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through DTC’s ATOP pursuant to the procedure for book-entry transfer described herein, along with a properly transmitted agent’s message, before the Expiration Date.

By tendering Old Notes pursuant to this exchange offer, you will make the representations to us described under “The Exchange Offer—Procedures for Tendering” and those contained in the related letter of transmittal.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Acceptance of the Old Notes and Delivery of the New Notes

Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all Old Notes which are validly tendered in this exchange offer and not withdrawn before 5:00 p.m., New York City time, on the Expiration Date.

Withdrawal Rights

You may withdraw the tender of your Old Notes at any time before 5:00 p.m., New York City time, on the Expiration Date, by complying with the procedures for withdrawal described in this prospectus under the heading “The Exchange Offer—Withdrawal of Tenders”.

Ranking

The New Notes are our senior unsecured obligations and are not guaranteed by any of our operating subsidiaries, all of which are located outside the United States. Accordingly, the New Notes will rank:

•   effectively junior in right of payment to all our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and all indebtedness and liabilities of our subsidiaries;

•   equal in right of payment with all of our existing and future unsecured senior indebtedness; and

•   senior in right of payment to any of our future subordinated indebtedness.

Optional Redemption

The New Notes will be redeemable on and after January 15, 2021, at any time in whole or in part, at our option on not less than 30 and not more than 60 days’ prior notice at the applicable redemption prices described under “Description of New Notes – Optional Redemption” plus accrued and unpaid interest, if any, to (but not including) the date of redemption. Prior to January 15, 2021, we may redeem the New Notes, in whole or in part at the applicable premium described under “Description of New Notes – Optional Redemption”. In certain circumstances, prior to January 15, 2021, we may redeem, at our option, up to 35% of the New Notes with the net proceeds of certain equity offerings at a redemption price of 107.375% of the principal amount of New Notes redeemed, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

Certain Covenants

The New Notes will be issued under the Indenture governing our Old Notes which restrict our ability and the ability of our restricted subsidiaries to, among other things:

•   incur additional indebtedness or issue preferred stock;

•   pay dividends or make other distributions to our shareholders;

•   purchase or redeem capital stock or subordinated indebtedness;

•   make investments;

•   create liens;

•   incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•   sell assets;

•   consolidate or merge with or into other companies or transfer all or substantially all of our assets; and

•   engage in transactions with affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of New Notes – Certain Covenants”.

Suspension of Covenants

If, on any date following the date of the Indenture, the New Notes are rated investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no default or event of default has occurred and is continuing under the Indenture, most of the restrictive covenants as well as our obligation to offer to repurchase the New Notes following certain asset sale events, will be suspended with respect to the New Notes. See “Description of New Notes – Changes in Covenants When New Notes Rated Investment Grade”.

Change in Control

Upon certain changes in control, each holder of New Notes may require us to repurchase some or all of its New Notes at a purchase price equal to 101% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date of purchase. See “Description of New Notes — Purchase of New Notes at the Option of Holders Upon a Change in Control”.

Form of the New Notes	The New Notes will be issued in book-entry form and will be represented by one or more global securities deposited with a custodian for and registered in the name of a nominee of DTC.

Summary of Material United States Federal Income Tax Considerations

The exchange of Old Notes for New Notes pursuant to this exchange offer will not be a taxable event for U.S. federal income tax purposes. For a discussion of the material U.S. federal income tax consequences of an exchange pursuant to this exchange offer, see “Summary of Material United States Federal Income Tax Considerations”.

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the Indenture, is serving as the exchange agent, referred to herein as the “Exchange Agent”.

Resale of New Notes

We believe that the New Notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions.

Consequences of Failure to Exchange

If you do not exchange your Old Notes for New Notes, you will continue to be subject to the restrictions on transfer provided in the Old Notes and in the Indenture governing the Old Notes. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently plan to register the resale of any Old Notes under the Securities Act.

Registration Rights Agreement

You are entitled to exchange your Old Notes for New Notes with substantially identical terms. This exchange offer satisfies this right. After the exchange offer is completed, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes and we will not be required to pay additional interest on any New Notes pursuant to the registration rights agreement.

We explain this exchange offer in greater detail beginning on page 26.

The New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the New Notes.

The form and terms of the New Notes are the same as the form and terms of the Initial Registered Notes and the Old Notes, except that the New Notes will be registered under the Securities Act and, therefore, the New Notes will not be subject to the transfer restrictions and registration rights applicable to the Old Notes. The Initial Registered Notes and the New Notes will evidence the same debt as the Old Notes and are governed by the same Indenture as the Initial Registered Notes and the Old Notes.

Issuer	Mercer International Inc.

Securities Offered	$200,000,000 aggregate principal amount of 7.375% Senior Notes due 2025.

Maturity	January 15, 2025.

Interest Rate	7.375% per year (calculated using a 360-day year).

Interest Payment Dates

The interest on the New Notes will be paid on January 15 and July 15 of each year beginning on January 15, 2020 (or if any of those days is not a business day, the next succeeding business day without accrual of additional interest as a result of the delay in payment). The New Notes will bear interest from the most recent payment date on which interest has been paid on the Initial Registered Notes and, if interest has been paid on the Old Notes, from the most recent payment date on which interest has been paid on the Old Notes.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Risk Factors

You should carefully consider all of the information in this prospectus. In particular, for a discussion of some specific factors that you should consider in evaluating an investment in the New Notes, see “Risk Factors” beginning on page 10 of this prospectus and “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Summary of Consolidated Financial and Operating Information

The following tables set forth a summary of consolidated financial and operating information as at and for the periods indicated. The following selected data are qualified in their entirety by, and should be read in conjunction with, “Selected Historical Consolidated Financial Information”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 each of which is incorporated by reference in this prospectus. For financial and other data for the three and nine months ended September 30, 2019 and the comparative three and nine months of the prior year, please refer to the quarterly financial information included in our Form 10-Q for the period ended September 30, 2019 incorporated by reference in this prospectus.

Historical results are not necessarily indicative of the results to be expected for any future periods.

	Nine Months Ended September 30,			Year Ended December 31,
	2019	2018		2018(1)		2017		2016
	(in thousands of dollars, other than percent amounts)
Statement of Operations Data
Pulp segment revenues	$1,166,333	$898,836		$1,268,204		$1,071,715		$931,623
Wood products segment revenues	120,349	146,657		189,036		97,430
Corporate and other revenues	6,557	—		478

Total revenues	$1,293,239	$1,045,493		$1,457,718		$1,169,145		$931,623

Pulp segment operating income	$157,157	$179,824		$274,356		$171,279	(2)	$124,594	(2)
Wood products segment operating income	2,075	5,534		6,203		5,610
Corporate and other operating loss	(9,123)	(8,488)		(12,692)		(8,335)		(9,470)

Total operating income	$150,109	$176,870		$267,867		$168,554		$115,124

Pulp segment depreciation and amortization	$87,616	$63,452		$87,628		$80,833		$71,476
Wood products segment depreciation and amortization	5,937	5,860		8,485		4,060
Corporate and other depreciation and amortization	894	331		616		401		508

Total depreciation and amortization	$94,447	$69,643		$96,729		$85,294		$71,984

Costs and expenses	$1,143,130	$868,623		$1,189,851		$1,000,591	(2)	$816,499	(2)
Interest expense	$(55,103)	$(35,972)		$(51,464)		$(54,796)		$(51,575)
Loss on settlement of debt	$—	$(21,515	)(3)	$(21,515	)(3)	$(10,696	)(4)	$(454	)(4)
Legal cost award	$—	$(6,951)		$(6,951)		$—		$—
Acquisition commitment fee	$—	$—		$(5,250)		$—		$—
Other income (expenses)	$3,177	$(628)		$(5,417)		$873	(2)	$(3,631	)(2)
Net income	$63,082	$83,580		$128,589		$70,483		$34,943

Balance Sheet Data
Current assets	$783,008	$678,034		$810,699		$852,339	(5)	$401,851
Current liabilities	$204,057	$174,739		$195,388		$430,466	(5)	$93,170
Working capital	$578,951	$503,295		$615,311		$421,873		$308,681
Total assets(6)	$1,949,653	$1,541,296		$1,975,735		$1,724,710	(5)	$1,158,708
Long-term liabilities	$1,154,209	$796,615		$1,198,918		$743,578		$686,410
Total equity	$591,387	$569,942		$581,429		$550,666		$379,128

Other Data
Operating EBITDA(7)	$244,556	$246,513		$364,596		$253,848	(2)	$187,108	(2)
Operating EBITDA margin(7)	19%	24%		25%		22%		20%

	Nine Months Ended September 30,			Year Ended December 31,
	2019		2018	2018(1)		2017	2016
Pulp Segment
Pulp production (‘000 ADMTs)
NBSK	1,355.1		1,037.7	1,451.3		1,507.0	1,428.4
NBHK	243.3			21.3
Pulp sales (‘000 ADMTs)
NBSK	1,356.6		1,025.2	1,418.0		1,515.1	1,428.7
NBHK	260.4			22.9
Average pulp sales realizations ($/ADMT)(8)
NBSK	689		817	821		640	586
NBHK	589			707
Energy production (‘000 MWh)	1,708.3	(9)	1,120.7	1,625.2	(9)	1,888.3	1,812.6
Energy sales (‘000 MWh)	668.4	(9)	401.3	615.2	(9)	822.1	785.8
Average energy sales realizations ($/MWh)	92		105	103		95	91

Wood Products Segment
Lumber production (MMfbm)	308.0		294.1	398.7		281.3
Lumber sales (MMfbm)	307.7		312.0	412.9		213.5
Average lumber sales realizations ($/Mfbm)	348		421	408		385
Energy production and sales (‘000 MWh)	60.4		62.5	86.3		73.7
Average energy sales realizations ($/MWh)	117		128	125		120

Other
Net cash from operating activities	$187,768		$172,891	$236,668		$141,926	$140,782
Capital expenditures	$81,417		$71,583	$87,012		$57,915	$42,526

(1)

Includes results of MPR since December 10, 2018. For the nine months ended September 30, 2018, MPR reported in Canadian dollars pursuant to its financial statements prepared in accordance with IFRS (which differs in certain respects from GAAP) the following results:

	Nine Months Ended September 30, 2018
	(in thousands)
Net income	C$	70,783
Provision for income taxes		25,665
Interest income		(113)
Interest and finance costs		2,850
Other income		(11,276)

Income before other income (expense)		87,909
Add: Depreciation		43,914

Operating EBITDA	C$	131,823

See MPR’s unaudited financial statements for the nine months ended September 30, 2018 included in our Current Report on Form 8-K filed on December 14, 2018, which is incorporated by reference herein.

(2)	Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost.
(3)	Redemption of $300.0 million of our outstanding 7.75% senior notes due 2022, referred to as the “2022 Senior Notes”.
(4)	Redemption of our outstanding 7.0% senior notes due 2019, referred to as the “2019 Senior Notes”.
(5)

In December 2017, we issued $300.0 million of our senior notes due 2026, referred to as the “2026 Senior Notes”, and used the proceeds along with cash on hand to redeem, on January 5, 2018, $300.0 million of our 2022 Senior Notes.

(6)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased.

(7)

See “Non-GAAP Financial Measures” for a description of Operating EBITDA, its limitations and why we consider it to be a useful measure. The following table provides a reconciliation of net income to operating income and Operating EBITDA on a consolidated basis for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(in thousands)
Net income	$63,082	$83,580	$128,589	$70,483	$34,943
Provision for income taxes	35,101	28,224	48,681	33,452	24,521
Interest expense	55,103	35,972	51,464	54,796	51,575
Loss on settlement of debt	—	21,515	21,515	10,696	454
Legal cost award	—	6,951	6,951	—	—
Acquisition commitment fee	—	—	5,250	—	—
Other expenses (income)	(3,177)	628	5,417	(873)	3,631

Operating income	150,109	176,870	267,867	168,554	115,124
Add: Depreciation and amortization	94,447	69,643	96,729	85,294	71,984

Operating EBITDA	$244,556	$246,513	$364,596	$253,848	$187,108

(8)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(9)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill, which is accounted for as an equity investment.

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus or incorporated by reference into this prospectus before deciding whether to tender your Old Notes in this exchange offer. The risks described below are generally applicable to the Old Notes as well as the New Notes. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or incorporated by reference herein.

Risks Related to the Exchange Offer

If you do not exchange your Old Notes pursuant to this exchange offer, you may not be able to sell your Old Notes.

It may be difficult for you to sell Old Notes that are not exchanged in the exchange offer. Those Old Notes may not be offered or sold unless they are registered or there are exemptions from the registration requirements under the Securities Act and applicable state securities laws.

We will only issue New Notes in exchange for Old Notes that are timely received by the Exchange Agent, together with all required documents, including a properly completed and signed letter of transmittal or properly transferred via back entry in accordance with the procedures described in this prospectus. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept some of your Old Notes, those Old Notes will continue to be subject to the transfer and exchange restrictions in:

•	the Indenture;

•	the legend on the Old Notes; and

•	the offering memorandum relating to the Old Notes.

The restrictions on transfer of your Old Notes arise because we issued the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from such requirements. We do not intend to register the Old Notes under the Securities Act. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes remaining and the market for such Old Notes, if any, will be much more limited than it is currently. In particular, the trading market for unexchanged Old Notes could become more limited than the existing trading market for the Old Notes and could cease to exist altogether due to the reduction in the amount of the Old Notes remaining upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of such untendered Old Notes.

Risks Related to the Notes

We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Notes.

We are a holding company that conducts substantially all of our operations through our subsidiaries. Because we are a holding company and because the Notes are not guaranteed by any of our subsidiaries, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of September 30, 2019, the aggregate outstanding liabilities of all our subsidiaries was $350.0 million, excluding intercompany amounts and including a total of approximately $37.9 million of indebtedness for borrowed money.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have not guaranteed the Notes and have no obligation to pay any amounts due on the Notes. With limited exceptions, our subsidiaries are not required to provide us with funds for our payment obligations, whether by dividends, distributions or loans. In addition, payments of dividends, distributions, loans or advances by our subsidiaries to Mercer Inc. are subject to certain contractual restrictions. Our revolving credit facilities at our operating subsidiaries, in some cases, require such subsidiaries to comply with certain financial ratios or other conditions before they are permitted to make distributions to us, as described further under “Description of Other Indebtedness”. The loan facilities of our subsidiaries do not contain any express provisions to permit distributions for debt servicing by Mercer Inc. Payments to Mercer Inc. by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations and by limits on dividends under applicable law.

The Notes are effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Notes if we encounter financial difficulties.

The Notes are not guaranteed and our subsidiaries have no obligations in respect of the Notes. As a result, the Notes are effectively subordinated to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization involving us or any of our subsidiaries and in certain other events, our assets will be available to pay obligations on the Notes only after all liabilities of our subsidiaries (including trade creditors) have been paid in full. After satisfying these obligations, we may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, our obligations under the Notes will be effectively subordinated to our secured creditors, to the extent of the value of the assets securing their claims. Our incurrence of additional debt and other liabilities could adversely affect our ability to pay our obligations under the Notes.

Despite our and our subsidiaries’ current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

Although the Indenture that governs our Notes, the indenture that governs our 6.500% senior notes due 2024, referred to in this prospectus as the “2024 Senior Notes”, the indenture that governs our 2026 Senior Notes and our existing credit facilities already contain restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under our existing credit facilities, the Indenture governing the Notes also allows us and our restricted subsidiaries to borrow significant amounts of money from other sources and will place no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute ‘‘indebtedness’’ as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

The agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The Indenture that governs the Notes, the indenture governing our 2024 Senior Notes, the indenture governing our 2026 Senior Notes and the agreements governing our credit facilities contain covenants that, among other things, limit our ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions;

•	repurchase stock or repay subordinated indebtedness;

•	make certain investments;

•	transfer, sell or make certain dispositions of assets;

•	incur liens;

•	enter into transactions with affiliates;

•	create dividend or other payment restrictions affecting restricted subsidiaries; and

•	merge, consolidate, amalgamate or sell substantially all of our assets to another person.

In addition, our credit facilities require us to maintain specified financial ratios, and we may be unable to meet such ratios. All of these restrictions may limit our ability to execute our business strategy. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders could accelerate our indebtedness, in which case we may not be able to repay all of our indebtedness, and your Notes may not be repaid fully, if at all.

We may not have sufficient funds or may be restricted in our ability to repurchase the Notes upon a change in control.

The Indenture that governs the Notes contains provisions that apply to a change in our control. You may require us to repurchase all or any portion of your Notes upon a change in control. We may not have sufficient funds to repurchase the Notes upon a change in control. Our credit facilities limit our subsidiaries’ ability to make cash disbursements to us and future debt agreements may prohibit us from paying the repurchase price. If we are prohibited from repurchasing the Notes, we could seek consent from our lenders to make distributions to repurchase the Notes. If we are unable to obtain consent, we could attempt to refinance the Notes. If we are unable to obtain a consent or refinance, we would be prohibited from repurchasing the Notes. If we are unable to repurchase the Notes upon a change in control, it would result in an event of default under the Indenture. An event of default under the Indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the change in control may be an event of default under our other debt. Our ability to repurchase the Notes in such event may be limited by law, the Indenture, the indenture governing the 2024 Senior Notes, the indenture governing the 2026 Senior Notes or the terms of other agreements relating to our senior indebtedness.

An active or liquid trading market may not develop for the New Notes.

The New Notes will constitute a new issue of securities for which there is no established trading market. We do not intend to apply for listing or quotation of the New Notes on any securities exchange or automated quotation system. We cannot predict whether an active trading market for the New Notes will develop or, if such market develops, how liquid it will be. If an active market for the New Notes fails to develop or to be sustained, the trading price of the New Notes could fall. Even if an active trading market were to develop, the holders could experience difficulty or an inability to resell the New Notes.

The market price of the New Notes may be volatile.

You may not be able to sell your New Notes at a particular time or at a price favorable to you. Future trading prices of the New Notes will depend on many factors, many of which are out of our control. These factors include:

•	the number of holders of the New Notes;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	prevailing interest rates and the markets for similar securities; and

•	general economic conditions.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the New Notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the New Notes, regardless of our prospects or performance.

An adverse rating of the New Notes may cause their trading price to fall.

If a rating agency rates the New Notes, it may assign a rating that is lower than the rating expected by you. Ratings agencies also may lower ratings on the New Notes or any of our other debt in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the New Notes could significantly decline.

Certain restrictive covenants in the Indenture governing the Notes will be suspended if such Notes achieve investment grade ratings.

Most of the restrictive covenants in the Indenture governing the Notes, as well as our obligation to repurchase the Notes following certain asset sale events, will be suspended for so long as such Notes achieve and maintain investment grade ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, and no default or event of default has occurred and is continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt or making certain dividends or distributions that would otherwise be prohibited under the Indenture. To the extent the covenants are subsequently reinstated, any such action taken while the covenants were suspended would not result in an event of default under the Indenture. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the Notes will achieve investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the Notes.

If you are a broker-dealer or participating in a distribution of the New Notes, you may be required to deliver prospectuses and comply with other requirements.

If you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. If you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

Risks Related to the Company

Our business is highly cyclical in nature.

The pulp and lumber businesses are highly cyclical in nature and markets are characterized by periods of supply and demand imbalance, which in turn can materially affect prices. Pulp and lumber markets are sensitive to cyclical changes in the global economy, industry capacity and foreign exchange rates, all of which can have a significant influence on selling prices and our operating results. The length and magnitude of industry cycles have varied over time but generally reflect changes in macro-economic conditions and levels of industry capacity. Pulp and lumber are commodities that are generally available from other producers. Because commodity products have few distinguishing qualities from producer to producer, competition is generally based upon price, which is generally determined by supply relative to demand.

Industry capacity can fluctuate as changing industry conditions can influence producers to idle production capacity or permanently close mills. In addition, to avoid substantial cash costs in idling or closing a mill, some producers will choose to operate at a loss, sometimes even a cash loss, which can prolong weak pricing environments due to oversupply. Oversupply of our products can also result from producers introducing new capacity in response to favorable pricing trends. Certain integrated pulp and paper producers have the ability to discontinue paper production by idling their paper machines and selling their NBSK pulp production on the market, if market conditions, prices and trends warrant such actions.

Currently, we are not aware of any material announced capacity increases for NBSK or NBHK pulp in 2019. However, we cannot predict whether new capacity will be announced or will come on line in the future. If any new capacity, particularly for NBSK pulp, is not absorbed in the market or offset by curtailments or closures of older, high-cost pulp mills, the increase could put downward pressure on pulp prices and materially adversely affect our results of operations, margin, and profitability.

Demand for each of pulp and lumber has historically been determined primarily by general global macro-economic conditions and has been closely tied to overall business activity. Pulp prices have been and are likely to continue to be volatile and can fluctuate widely over time. Between 2009 and 2018, European list prices for NBSK pulp have fluctuated between a low of approximately $575 per ADMT in 2009 to a high of $1,230 per ADMT in 2018. In the same period, the average North American NBHK price has fluctuated between a low of $520 per ADMT in 2009 to a high of $1,235 per ADMT in 2018.

Our mills and operations voluntarily subject themselves to third-party certification as to compliance with internationally recognized, sustainable management standards because end use paper and lumber customers have shown an increased interest in understanding the origin of products they purchase. Demand for our products could be adversely affected if we, or our suppliers, are unable to achieve compliance or are perceived by the public as failing to comply with these standards or if our customers require compliance with alternate standards for which our operations are not certified.

A producer’s actual sales price realizations are list prices net of customer discounts, rebates and other selling concessions. Over the last three years, these have increased for pulp sales as pulp producers compete for customers and sales. Our sales price realizations may also be affected by price movements between the order and shipment dates.

Accordingly, prices for pulp and lumber are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Because market conditions beyond our control determine the prices for pulp and lumber, prices may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our mills. Therefore, our profitability depends on managing our cost structure, particularly raw materials which represent a significant component of our operating costs and can fluctuate based upon factors beyond our control. If the prices of our products decline, or if prices for our raw materials increase, or both, our results of operations and cash flows could be materially adversely affected.

A weakening of the global economy, including capital and credit markets, could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

As demand for our products has principally historically been determined by general global macro-economic activities, demand and prices for our products have historically decreased substantially during economic slowdowns. A significant economic downturn may affect our sales and profitability. Further, our suppliers and customers may also be adversely affected by an economic downturn. Additionally, restricted credit and capital availability restrains our customers’ ability or willingness to purchase our products resulting in lower revenues. Depending on their severity and duration, the effects and consequences of a global economic downturn could have a material adverse effect on our liquidity and capital resources, including our ability to raise capital, if needed, and otherwise negatively impact our business and financial results.

Our level of indebtedness could negatively impact our financial condition, results of operations and liquidity.

As of September 30, 2019, as adjusted for the completion of the issuance of the Old Notes and the redemption of the 2022 Senior Notes, we would have had approximately $1,137.9 million of indebtedness outstanding. We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

•

our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes or to fund future operations may not be available on terms favorable to us or at all;

•

a significant amount of our operating cash flow is dedicated to the payment of interest and principal on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

•	increasing our vulnerability to current and future adverse economic and industry conditions;

•	a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations;

•

our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general;

•	causing us to offer debt or equity securities on terms that may not be favorable to us or our shareholders;

•	limiting our flexibility in planning for, or reacting to, changes and opportunities in our business and our industry; and

•	our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal or interest due in respect of our indebtedness.

The indentures that govern our Senior Notes and our bank credit facilities contain restrictive covenants which impose operating and other restrictions on us and our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit, our ability to, among other things, incur or guarantee additional indebtedness, pay dividends or make distributions on capital stock or redeem or repurchase capital stock, make investments or acquisitions, create liens and enter into mergers, consolidations or transactions with affiliates. The terms of our indebtedness also restrict our ability to sell certain assets, apply the proceeds of such sales and reinvest in our business.

Certain of the agreements governing our indebtedness have covenants that require us to maintain prescribed financial ratios and tests. Failure to comply with such covenants could result in events of default and could have a material adverse effect on our liquidity, results of operations and financial condition.

Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. Over the next several years, we will require financing to refinance maturing debt obligations (unless extended), and such refinancing may not be available on favorable terms or at all.

Cyclical fluctuations in the price and supply of our raw materials, particularly fiber, could adversely affect our business.

Our main raw material is fiber in the form of wood chips, pulp logs and sawlogs. Fiber represented approximately 57% of our pulp cash production costs and approximately 80% of our lumber cash production costs in 2018. Fiber is a commodity and both prices and supply are cyclical. Fiber pricing is subject to regional market influences and our costs of fiber may increase in a region as a result of local market shifts. The cost of wood chips, pulp logs and sawlogs is primarily affected by the supply and demand for lumber. Demand for these raw materials is generally determined by the volume of pulp and paper products and wood products produced globally and regionally. Governmental regulations related to the environment, forest stewardship and green or renewable energy can also affect the supply of fiber. In Germany, governmental initiatives to increase the supply of renewable energy have led to more renewable energy projects in Europe, including Germany. Demand for wood residuals from such energy producers, combined with lower harvesting rates, has generally put upward pressure on prices for wood residuals, such as wood chips, in Germany and its neighboring countries. This has resulted in higher fiber costs for our German pulp mills and such trend could continue to put further upward pressure on wood chip prices. Wood chip supply in Germany was generally stable during the last three years due to stable sawmill production and lower demand from pellet producers and board manufacturers; however, there is no assurance that wood chip supply will continue to be stable or that supply will not be reduced or that fiber costs will not increase in the future.

Similarly, North American sawmill activity declined significantly during the recession, reducing the supply of chips and availability of pulp logs to pulp mills, including our Celgar mill. Additionally, North American energy producers are exploring the viability of renewable energy initiatives and governmental initiatives in this field are increasing, all of which could lead to higher demand for sawmill residual fiber, including chips. A recovery in U.S. housing starts, which commenced in the latter part of 2012 and continued through the first half of 2018, resulted in increased sawmill activity. This increased the supply of wood chips for the Celgar mill and reduced its need for pulp logs, which are generally a higher cost for the mill than wood chips. However, a slowdown in sawmilling activities that commenced in the second half of 2018 reduced the availability of both wood chips and pulp logs and put upward pressure on fiber costs. There is no assurance that sawmill activity will improve or become stable or that fiber prices will not increase in the future.

The 2006 Softwood Lumber Agreement, which governed softwood lumber exports from Canada to the United States, expired in 2015, and a one-year post-expiration period during which the United States agreed not to impose trade sanctions expired in October 2016. In November 2016, a petition was filed by a coalition of U.S. lumber producers to the U.S. Department of Commerce and the U.S. International Trade Commission requesting an investigation into alleged subsidies provided to Canadian lumber producers. In December 2017, the U.S. International Trade Commission published its final injury determination. In late 2017, the U.S. Department of Commerce announced its final countervailing and anti-dumping duty rates, which set out a countervailing duty of 14.19% and an anti-dumping rate of 6.04% for “all other” Canadian lumber producers.

The U.S. Department of Commerce also concluded that critical circumstances did not exist for countervailing duties, but did exist for anti-dumping duties. The Canadian forest products industry and Canadian federal and provincial governments have denied the U.S. Department of Commerce’s allegations. Canada has announced an appeal of the duties to the North American Free Trade Agreement appeal panel and the World Trade Organization. It is uncertain when or if the United States and Canada may settle a new agreement and what terms or restrictions it may contain. Any duties or other restrictions imposed on Canadian softwood lumber exports by the United States could negatively impact Canadian sawmill production in our Canadian mills’ supply area and result in reduced availability and increased costs for wood chips for the mill. While we believe this may be partially offset by increased wood chip supply from U.S. sawmills and pulp log availability, we cannot currently predict the overall effect on our Canadian mills’ overall fiber costs.

Availability of fiber may be further limited by adverse responses to and prevention of wildfires, weather, insect infestation, disease, ice storms, wind storms, flooding and other natural causes. In addition, the quantity, quality and price of fiber we receive could be affected by man-made causes such as those resulting from industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation (including new taxes or tariffs). Any or a combination of these can affect fiber prices in a region.

The cyclical nature of pricing for fiber represents a potential risk to our profit margins if pulp and lumber producers are unable to pass along price increases to their customers or we cannot offset such costs through higher prices for our surplus energy.

Other than the renewable forest licenses of MPR, we do not own any timberlands or have any material long-term governmental timber concessions. We also currently have few long-term fiber contracts at our German operations. Fiber is available from a number of suppliers and we have not historically experienced material supply interruptions or substantial sustained price increases. However, our requirements have increased and may continue to do so as we expand capacity through capital projects or other efficiency measures at our mills. As a result, we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flows.

In addition to the supply of fiber, we are, to a lesser extent, dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and could harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We face intense competition in our markets.

We sell our pulp and lumber globally, with a large percentage sold in Europe, Asia and North America. The markets for pulp and lumber are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. Our pulp and lumber are considered commodities because many companies produce similar and largely standardized products. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future. Prices for our products are affected by many factors outside of our control and we have no influence over the timing and extent of price changes, which are often volatile. Our ability to maintain satisfactory margins depends, in large part, on managing our costs, particularly raw material and energy costs which represent significant components of our operating costs and can fluctuate based upon factors beyond our control.

Global pulp and lumber markets have historically been characterized by considerable swings in prices which have and will result in variability in our earnings.

We are exposed to currency exchange rate fluctuations.

We have manufacturing operations in Germany and Canada. Most of the operating costs and expenses of our German mills are incurred in euros and those of our Canadian mills in Canadian dollars. However, the majority of our sales are in products quoted in dollars. Our results of operations and financial condition are reported in dollars. As a result, our costs generally benefit from a strengthening dollar but are adversely affected by a decrease in the value of the dollar relative to the euro and to the Canadian dollar. Such declines in the dollar relative to the euro and the Canadian dollar reduce our operating margins and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, while a strengthening dollar generally lowers our costs and expenses, it increases the cost of pulp to our customers and generally puts downward pressure on pulp prices and reduces our European lumber, energy and chemical sales revenues as they are sold in euros and Canadian dollars.

Although we report in dollars, we hold certain assets and liabilities, including our mills, in euros and Canadian dollars. We translate foreign denominated assets and liabilities into dollars at the rate of exchange on the balance sheet date. Equity accounts are translated using historical exchange rates. Unrealized gains or losses from these translations are recorded in other comprehensive income (loss) and do not affect our net earnings, operating income or Operating EBITDA.

Certain intercompany dollar advances between Mercer Inc. and its foreign subsidiaries are held in euros and Canadian dollars and certain foreign subsidiaries hold some cash and other balances in dollars. When such advances and cash and other balances are translated by these subsidiaries into the applicable local currency at the end of each reporting period, the gains or losses thereon are reflected in net earnings.

Political uncertainty, the rise of populist political parties and an increase in trade protectionism could have a material adverse effect on global macro-economic activities and trade and adversely affect our business, results of operations and financial condition.

The current rise of populist political parties, economic nationalist sentiments and trade protectionism has led to increasing political uncertainty and unpredictability throughout the world. In 2016, the United Kingdom held a referendum at which the electorate voted to leave the Council of the European Union and is currently seeking to settle the terms of its departure and future trade relationship with the European Union. Currently there is no certainty as to what terms may be implemented, if at all, and the overall effect on European and world economies. The current U.S. presidential administration has imposed tariffs on various goods from various countries, including China and announced intentions to impose further, more significant tariffs. These potential developments, market perceptions concerning these and related issues and the attendant regulatory uncertainty regarding, for example, the posture of governments with respect to international trade, could have a material adverse effect on global trade and economic growth which, in turn, can adversely affect our business, results of operation and financial condition.

The rise of populist political parties in some countries and the dominance of single-party political power in other countries may also lead to increased trade barriers, trade protectionism and restrictions on trade. Increased trade protectionism could materially adversely affect our business. If the current continuing global recovery is undermined by downside risks and there is a prolonged economic downturn, governments, especially populist governments, may turn to trade barriers to protect their domestic industries against imports, thereby depressing demand. Changes in U.S. trade policy, such as the announcement of unilateral tariffs on imported products, have already triggered retaliatory actions from affected countries, resulting in “trade wars” that could have a material adverse effect on global trade and economic growth.

Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Increasing trade protectionism in the markets could increase the risks associated with exporting goods to such markets. These developments could have a material adverse effect on our business, results of operations and financial condition.

We are subject to extensive environmental regulation and we could incur substantial costs as a result of compliance with, violations of or liabilities under applicable environmental laws and regulations.

Our operations are subject to numerous environmental laws and regulations as well as permits, guidelines and policies relating to the protection of the environment. These laws, regulations, permits, guidelines and policies govern, among other things:

•	unlawful discharges to land, air, water and sewers;

•	waste collection, storage, transportation and disposal;

•	hazardous waste;

•	dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

•	the clean-up of unlawful discharges;

•	land use planning;

•	municipal zoning; and

•	employee health and safety.

In addition, as a result of our operations, we may be subject to remediation, clean-up or other administrative orders or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations. Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any offsite environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent any such environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

We have incurred, and we expect to continue to incur, significant capital, operating and other expenditures as a result of complying with applicable environmental laws and regulations.

Further, enactment of new environmental laws or regulations, changes in existing laws or regulations or the interpretation of these laws and regulations might require significant capital expenditures. We may be unable to generate sufficient funds or access other sources of capital to fund unforeseen environmental liabilities or expenditures.

Our business is subject to risks associated with climate change and social and government responses thereto.

Our operations and those of our suppliers are subject to climate change variations which can impact the productivity of forests, the abundance of species, harvest levels and lumber. Further, over the last few years, changing weather patterns and climate conditions due to natural and man-made causes have added to the frequency and unpredictability of natural disasters like earthquakes, storms, wildfires and wind, snow and ice storms. One or a combination of these factors could adversely affect our fiber supply which is our largest cash production cost. There are differing scientific studies and opinions relating to the severity, extent and speed at which climate change is or may be occurring around the world. As a result, we are currently unable to identify and predict all of the specific consequences of climate change on our business and operations.

Further, governmental initiatives in response to climate change also have an impact on operations. There continue to be numerous international, country level and regional initiatives to address global and country specific climate issues.

In Germany, government and social focus on and demand for carbon neutral or green energy has created greater demand and competition for the wood residuals or fiber that is consumed by our pulp mills as part of their production processes. This has helped drive up the cost of fiber for German mills. In addition, further or new governmental initiatives or legislation may also increase both the demand and prices for wood residuals. As governments pursue green energy initiatives, they may implement financial, tax, pricing or other legislated incentives for renewable energy producers that “cannibalize” or materially adversely affect fiber supplies for existing traditional users, such as lumber and pulp and paper producers.

Such additional demand for wood residuals and/or governmental initiatives may materially increase the competition and prices for wood residuals over time. This could increase our fiber costs and/or restrict our ability to acquire fiber at competitive prices or at all during times of shortages. If our fiber costs increase and we cannot pass on these costs to our customers or offset them through higher prices for our sales of surplus energy, it will negatively affect our operating margins, results of operations and financial position. If we cannot obtain the fiber required to operate our mills, we may have to curtail and/or shut down production. This could have a material adverse effect on operations, financial results and financial position.

Other potential risks to our business from climate change include:

•	a greater susceptibility of northern forests to disease, fire and insect infestation, which could diminish fiber availability;

•	the disruption of transportation systems and power supply lines due to more severe storms;

•	the loss of fresh water transportation for logs and pulp due to lower water levels;

•	decreases in the quantity and quality of processed water for our mill operations;

•	the loss of northern forests in areas in sufficient proximity to our mills to competitively acquire fiber; and

•	lower harvest levels decreasing the supply of harvestable timber and, as a consequence, wood residuals.

The occurrence of any or a combination of these events could have a material adverse effect on our operations and/or financial results.

Our operations require substantial capital and we may be unable to maintain adequate capital resources to provide for such capital requirements.

Our business is capital intensive and requires that we regularly incur capital expenditures to maintain our equipment, improve efficiencies and, as a result of changes to environmental regulations that require capital expenditures, bring our operations into compliance with such regulations. In addition, we may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. If our available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, we would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. Our indebtedness could adversely affect our financial health, limit our operations or impair our ability to raise additional capital. If this occurs, we may not be able to obtain additional funds on favorable terms or at all. If we cannot maintain or upgrade our equipment as may be required from time to time, we may become unable to manufacture products that compete effectively. An inability to make required capital expenditures in a timely fashion could have a material adverse effect on our growth, business, financial condition or results of operations.

Our acquisition of MPR and other future acquisitions may result in additional risks and uncertainties in our business.

Our future performance will depend in part on whether we can integrate MPR with our operations in an effective and efficient manner. The acquisition of MPR is larger than the other acquisitions we have made. Integrating MPR with our operations will be a complex, time consuming and potentially expensive process.

In order to grow our business, we may seek to acquire additional assets or companies. Our ability to pursue selective and accretive acquisitions will be dependent on management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing markets. In pursuing acquisition and investment opportunities, we face competition from other companies having similar growth strategies, many of which may have substantially greater resources than us. Competition for these acquisitions or investment targets could result in increased acquisition or investment prices, higher risks and a diminished pool of businesses or assets available for acquisition.

Acquisitions also frequently result in recording of goodwill and other intangible assets, which are subject to potential impairments in the future that could have a material adverse effect on our operating results. Furthermore, the costs of integrating acquired businesses (including restructuring charges associated with the acquisitions, as well as other acquisition costs, such as accounting fees, legal fees and investment banking fees) could significantly impact our operating results.

Although we perform diligence on the businesses we purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual condition of these businesses. We may not be able to ascertain the value or understand the potential liabilities of the acquired businesses and their operations until we assume operating control of the assets and operations of these businesses.

Furthermore, our acquisition of MPR and other future acquisitions could entail a number of risks, including:

•	diversion of management’s attention from our ongoing business;

•	difficulty integrating the operations, including financial and accounting functions, sales and marketing procedures, technology and other corporate administrative functions of the combined operations;

•	increased operating costs;

•	exposure to substantial unanticipated liabilities;

•	difficulty in realizing projected synergies, efficiencies and cost savings;

•	difficulty maintaining relationships with present and potential customers, distributors and suppliers due to uncertainties regarding service, production quality and prices; and

•	problems retaining key employees.

All of the pulp produced by the MPR mills was previously sold by a third-party agent that was a shareholder of MPR. We intend to take over a majority of its sales functions over time. Our internal sales staff and third-party agents may not be able to sell such pulp production on terms as favorable as those achieved by the existing agent.

We cannot guarantee that we will successfully integrate MPR with our operations. If we are unable to address any of these risks, our results of operations and financial condition could be materially adversely affected.

In addition, geographic and other expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations. If we are unsuccessful in overcoming these risks, our business, financial condition or results of operations could be materially and adversely affected.

The operations of MPR are subject to their own risks, which we may not be able to manage successfully.

The financial results of MPR are subject to many of the same factors that affect our financial condition and results of operations, including the cyclical nature of the pulp business, exposure to interest rate and currency exchange rate fluctuations, exposure to liability for environmental damage, the competitive nature of our markets and regulatory, legislative and judicial developments. Additionally, the operations of MPR are subject to other factors that are unique to its business, such as obligations to comply with laws and regulations related to forest management and timber practices. The financial results of MPR could be materially adversely affected as a result of any of these or other related factors, which could have a material adverse effect on our results of operations and financial condition on a consolidated basis.

In addition, MPR’s 50% ownership interest in the Cariboo mill is through an unincorporated joint venture. The ownership and operation of the Cariboo mill is subject to the agreement underlying the joint venture and its day-to-day operations are principally conducted by MPR’s joint venture partner. Joint ventures generally involve special risks, including that the business and strategic interests of the joint venture partner and MPR may not coincide or that the joint venture partner may be unable to meet its economic or other obligations thereunder. MPR has limited control over the actions of the joint venture partner in respect of the Cariboo mill, including any non-performance, default or bankruptcy of such party. Any non-performance by MPR’s joint venture partner or other actions taken by the joint venture partner in connection with the day-to-day operation of the Cariboo mill may adversely affect our results of operations and financial condition.

We may not be able to enhance the operating performance and financial results or lower the costs of MPR’s operations as planned.

While we believe that there are a number of opportunities to reduce operating costs, increase production and improve the financial results of MPR, we may not be able to achieve our planned operating improvements, cost reductions, capacity increases or improved price realizations in our expected time periods, if at all. In addition, some of the improvements that we hope to achieve depend upon capital expenditure projects that we plan to implement at the Peace River mill. Such capital projects may not be completed in our expected time periods, if at all, may not achieve the results that we have estimated or may have a cost substantially in excess of our planned amounts.

Fluctuations in prices and demand for lumber could adversely affect our business.

The financial performance of the Friesau mill depends on the demand for and selling price of lumber, which is subject to significant fluctuations. The markets for lumber are highly volatile and are affected by economic conditions in Europe, Asia and the United States, the strength of housing markets in such regions, the growing importance of the Asian market, changes in industry production capacity, changes in inventory levels and other factors beyond our control. Additionally, interest rates have a significant impact on residential construction and renovation activity, which in turn influence the demand for and price of lumber.

Adverse housing market conditions may increase the credit risk from customers of our wood products segment.

Our wood products segment generally extends credit to customers who are generally susceptible to the same economic business risks that we are. Unfavorable housing market conditions could result in financial failures of one or more of such customers. If such customers’ financial position becomes impaired, our ability to fully collect receivables from such customers could be impaired and negatively affect our operating results, cash flows and liquidity.

Our wood products segment lumber products are vulnerable to declines in demand due to competing technologies or materials.

Our lumber products may compete with alternative products. For example, plastic, wood/plastic or composite materials may be used by builders as alternatives to the lumber products produced by our wood products segment. Changes in the prices for oil, chemicals and other products can change the competitive position of our wood products segment lumber products relative to available alternatives and could increase substitution of those products for our wood products segment products. If use of these alternative products grows, demand for and pricing of our wood products segment products could be adversely affected.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and have an adverse effect on the market price of our securities.

Credit rating agencies rate our debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing the company on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading could limit our access to credit markets, increase our cost of financing and have an adverse effect on the market price of our securities, including our Senior Notes.

We participate in German statutory energy programs.

Our German mills sell surplus green energy at fixed prices or “tariffs” pursuant to the Renewable Energy Act.

In 2014, in response to an investigation by the European Commission into whether portions of the Renewable Energy Act constituted unpermitted state aid, the German government amended the same, which amendments permitted our German mills to continue to sell green energy into the market at stipulated prices or “tariffs” and were exempted, as “existing installations”, from certain surcharges on the consumption of energy that they generate, or “auto-generation”.

The German government further amended the Renewable Energy Act effective January 1, 2017, so that funding for renewable energy is to be allocated through an auction system, primarily to create a competitive bidding process for new installations of wind, solar and biomass energy. Our Friesau mill’s tariff expires in 2029. However, the amendments provide that existing pulp mills, including our German pulp mills, are ineligible for such auction process and instead will have their tariffs renewed upon expiry of their initial 20-year terms for a further 10-year period, based upon the price received in the last year prior to renewal, regressing at a rate of 8% per annum. Currently we expect our Rosenthal mill’s initial 20-year tariff to expire on December 31, 2020 and our Stendal mill’s initial 20-year tariff to expire on December 31, 2024. Such 10-year extensions for such pulp mills have been notified by the German government to the European Commission for review for compliance with applicable state aid rules. We have been advised by German governmental authorities that such extensions may not be permitted under EU rules. As a result, we cannot currently predict whether such promulgated amendments to the Renewable Energy Act will become effective. If they do not become effective, we cannot predict what further resulting amendments the German government may put into effect and their effect on our German mills’ sale or consumption of energy after the expiry of their current terms on December 31, 2020 for Rosenthal and December 31, 2024 for Stendal.

Our costs of energy for our pulp operations in Germany could increase in the event that the auto-generation surcharge exemption is removed or reduced in the future. Additionally, if the stipulated tariffs for energy sold by our German mills are reduced in the future or sales are on an auction or market basis, we cannot provide assurances that our energy sales in Germany will be as profitable. Any of the foregoing situations or any combination of them could have a material adverse effect on our results of operations.

We are subject to risks related to our employees.

The majority of our employees are unionized and we have collective agreements in place with our employees at all of our mills, other than the Peace River mill which is non-union. Although we have not experienced any material work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements or other satisfactory arrangements with our employees upon the expiration of our collective agreements. This could result in a strike or work stoppage by the affected workers. The registration or renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Additionally, changing demographics may make it more difficult for us to recruit skilled employees in the future. Accordingly, we could experience a significant disruption of our operations or higher ongoing labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, whenever we seek to reduce workforce at any of our mills, the affected mill’s labor force could seek to hinder or delay such actions, we could incur material severance or other costs and our operations could be disrupted.

We are dependent on key personnel.

Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals, many of whom have operated through multiple business cycles.

The loss of one or more of our officers could make us less competitive in these areas, which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance for any of our executive or senior mill operating officers.

We may experience material disruptions to our production.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our pulp, lumber and energy sales and/or negatively impact our results of operations. Any of our mills could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;

•	prolonged power failures;

•	equipment failure;

•	employee errors or failures;

•	design error or employee or contractor error;

•	chemical spill or release;

•	explosion of a boiler;

•	disruptions in the transportation infrastructure, including roads, bridges, railway tracks, tunnels, canals and ports;

•	fires, floods, earthquakes, windstorms, pest infestations, severe weather conditions or other natural catastrophes affecting our production of goods or the supply of raw materials like fiber;

•	prolonged supply disruption of major inputs;

•	labor difficulties;

•	capital projects that require temporary cost increases or curtailment of production; and

•	other operational problems.

Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If any of our facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If our long-lived assets become impaired, we may be required to record non-cash impairment charges that could have a material impact on our results of operations.

We review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Should the markets for our products deteriorate or should we decide to invest capital differently or should other cash flow assumptions change, it is possible that we will be required to record non-cash impairment charges in the future that could have a material adverse effect on our results of operations.

We may incur losses as a result of unforeseen or catastrophic events, including the emergence of a pandemic, terrorist attacks or natural disasters.

The occurrence of unforeseen or catastrophic events, including the emergence of a pandemic or other widespread health emergency (or concerns over the possibility of such an emergency), terrorist attacks or natural disasters, could create economic and financial disruptions and could lead to operational difficulties (including travel limitations) that could impair our ability to manage or operate our business and adversely affect our results of operations.

Our insurance coverage may not be adequate.

We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage. Additionally, the weak global and financial markets have also reduced the availability and extent of credit insurance for our customers. If we cannot obtain adequate credit insurance for our customers, we may be forced to amend or curtail our planned operations which could negatively impact our sales revenues, results of operations and financial position.

We rely on third parties for transportation services.

Our business primarily relies upon third parties for the transportation of pulp and lumber to our customers, as well as for the delivery of our raw materials to our mills. Our pulp, lumber and raw materials are principally transported by truck, barge, rail and sea-going vessels, all of which are highly regulated. Increases in transportation rates can also materially adversely affect our results of operations.

Further, if our transportation providers fail to deliver our pulp or lumber in a timely manner, it could negatively impact our customer relationships and we may be unable to manufacture pulp or lumber in response to customer orders or sell them at full value. Also, if any of our transportation providers were to cease operations, we may be unable to replace them at a reasonable cost. The occurrence of any of the foregoing events could materially adversely affect our results of operations.

We periodically use derivatives to manage certain risks which could cause significant fluctuations in our operating results.

We periodically use derivatives related to currency exchange rates, interest rates, commodity prices and energy prices.

We record unrealized gains or losses on our derivative instruments when they are marked to market at the end of each reporting period and realized gains or losses on them when they are settled. These unrealized and realized gains and losses can materially impact our operating results for any reporting period.

If any of the variety of instruments and strategies we utilize is not effective, we may incur losses which may have a material adverse effect on our business, financial condition, results of operations and cash flows. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

Failures or security breaches of our information technology systems could disrupt our operations and negatively impact our business.

We use information technologies to manage our operations and various business functions. We rely on various technologies to process, store and report on our business and to communicate electronically between our facilities, personnel, customers and suppliers as well as for administrative functions and many of such technology systems are independent on one another for their functionality. We also use information technologies to process financial information and results of operations for internal reporting purposes and to comply with regulatory, legal and tax requirements. We rely on third party providers for some of these information technologies and support. Our ability to effectively manage our business and coordinate the production, distribution and sale of our products is highly dependent on our technology systems. Despite our security design and controls and other operational safeguards, and those of our third party providers, our information technology systems may be vulnerable to a variety of interruptions, including during the process of upgrading or replacing hardware, software, databases or components thereof, natural disasters, terrorist attacks, telecommunications failures, computer viruses, cyber-attacks, hackers, unauthorized access attempts and other security issues or may be breached due to employee error, malfeasance or other disruptions. Any such interruption or breach could result in operational disruptions or the misappropriation of sensitive data that could subject us to civil and criminal penalties, litigation or have a negative impact on our reputation. There can be no assurance that such disruptions or misappropriations and the resulting repercussions will not negatively impact our cash flows and materially affect our results of operations or financial condition.

In addition, many of our information technology systems, such as those we use for administrative functions, including human resources, payroll, accounting and internal and external communications, as well as the information technology systems of our third-party business partners and service providers, whether cloud-based or hosted in proprietary servers, contain personal, financial or other information that is entrusted to us by our customers and personnel. Many of our information technology systems also contain proprietary and other confidential information related to our business, such as business plans and research and development initiatives. To the extent we or a third party were to experience a material breach of our or such third party’s information technology systems that result in the unauthorized access, theft, use, destruction or other compromises of our customers’ or personnel’s data or confidential information stored in such systems, including through cyber-attacks or other external or internal methods could result in a violation of applicable privacy and other laws, and subject us to litigation and governmental investigations and proceedings, any of which could result in our exposure to material liability. For example, the European Union adopted a new regulation that became effective in May 2018, called the General Data Protection Regulation, or “GDPR”, which requires companies to meet new requirements regarding the handling of personal data, including its use, protection and transfer and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to meet the GDPR requirements could result in penalties of up to 4% of annual worldwide revenue. The GDPR also confers a private right of action on certain individuals and associations.

The price of our common stock may be volatile.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	our growth rate and our competitors’ growth rates;

•	the financial market and general economic conditions;

•	changes in stock market analyst recommendations regarding us, our competitors or the forest products industry generally or lack of analyst coverage of our common stock;

•	sales of common stock by our executive officers, directors and significant shareholders;

•	changes in accounting principles; and

•	changes in laws and regulations.

In addition, there has been significant volatility in the market price and trading volume of securities of companies operating in the forest products industry that often has been unrelated to the operating performance of particular companies. Some companies that have had volatile market prices for their securities have had securities litigation brought against them. If litigation of this type is brought against us, it could result in substantial costs and would divert management’s attention and resources.

A small number of our shareholders could significantly influence our business.

There are a few significant shareholders of our common stock who own a substantial percentage of the outstanding shares of our common stock. These few significant shareholders, either individually or acting together, may be able to exercise significant influence over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of the company or our assets. This concentration of ownership may make it more difficult for other shareholders to effect substantial changes in the company, may have the effect of delaying, preventing or expediting, as the case may be, a change in control of the company and may adversely affect the market price of our common stock. Further, the possibility that one or more of these significant shareholders may sell all or a large portion of their common stock in a short period of time could adversely affect the trading price of our common stock. Also, the interests of these few shareholders may not be in the best interests of all shareholders.

Our international sales and operations are subject to applicable laws relating to trade, export controls and foreign corrupt practices, the violation of which could adversely affect our operations.

As a result of our international sales and operations, we are subject to trade and economic sanctions and other restrictions imposed by the United States, Canada and other governments or organizations, including prohibitions in the United States against foreign competitors’ (including our operating subsidiaries) receipt of certain unlawful foreign governmental benefits. We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, the Canadian Corruption of Foreign Public Officials Act and other anti-bribery laws that generally bar bribes or unreasonable gifts to foreign governments or officials. Changes in trade sanctions laws could restrict our business practices, including cessation of business activities in sanctioned countries or with sanctioned entities, and may result in modifications to compliance programs. Violations of these laws or regulations could result in sanctions including fines, loss of authorizations needed to conduct our international business, the imposition of tariffs or duties and other penalties, which could adversely impact our business, operating results and financial condition.

We are exposed to interest rate fluctuations.

Interest on borrowings under our revolving credit facilities are at “floating” rates. As a result, increases in interest rates will increase our costs of borrowing and reduce our operating margins.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We issued $200,000,000 of the Old Notes to Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and RBC Capital Markets, LLC referred to as the “Initial Purchasers”, pursuant to a purchase agreement. The Initial Purchasers subsequently sold the Old Notes to “qualified institutional buyers”, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A and outside the United States to non-U.S. persons in accordance with Regulation S of the Securities Act. As a condition to the sale of the Old Notes, we entered into a registration rights agreement, referred to in this prospectus as the “Registration Rights Agreement”, with the Initial Purchasers on October 3, 2019. Pursuant to the Registration Rights Agreement, we agreed that we would:

1.

use commercially reasonable efforts to file an exchange offer registration statement with the SEC within 30 days after October 3, 2019 and have it declared effective by the SEC on or before 90 days after October 3, 2019;

2.	keep the exchange offer open for a period of not less than the minimum period required under applicable law, but in no event for less than 20 business days; and

3.	upon the effectiveness of an exchange offer registration statement, commence an exchange offer and issue the New Notes for all Old Notes tendered in such exchange offer.

A copy of the Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Registration of the New Notes

We are registering the New Notes under the Securities Act in reliance on the SEC staff’s position in the following no-action letters: Exxon Capital Holdings Corporation (available May 13, 1988), referred to as the “Exxon Capital Letter”, Morgan Stanley & Co. Incorporated (available June 5, 1991), and Shearman & Sterling (available July 2, 1993). We, nor any of our affiliates, have not entered into any arrangement or understanding with any person (including any broker-dealer) to distribute the New Notes and, to the best of our information and belief, each person participating in the exchange offer is acquiring the New Notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the exchange offer.

Any person (including broker-dealers) using the exchange offer to participate in a distribution of the New Notes to be acquired in the exchange offer (a) may not rely on the SEC staff’s position in the Exxon Capital Letter or interpretive letters to similar effect and (b) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Resales of the New Notes

Under existing SEC interpretations, the New Notes would generally be freely transferable after this exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in this exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider this particular exchange offer in the context of an interpretative letter. Therefore, the SEC might not treat this exchange offer in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. You will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act so long as you do not participate, do not intend to participate, and have no arrangement with any person to participate, in a distribution of the New Notes. However, the foregoing does not apply to you if you are: a broker-dealer who purchased the Old Notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, or you are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes which the broker-dealer acquired as a result of market-making or other trading activities.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any and all outstanding Old Notes validly tendered and not withdrawn before the Expiration Date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to this exchange offer. You may tender Old Notes only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

The form and terms of the New Notes will be substantially identical in all material respects to the form and terms of the Old Notes except that:

•	we will register the New Notes under the Securities Act and, therefore, the New Notes will not bear legends restricting their transfer; and

•

holders of the New Notes will not be entitled to any of the rights of holders of Old Notes under the Registration Rights Agreement, which rights will generally terminate upon the completion of this exchange offer.

The New Notes will evidence the same debt as the Old Notes and will be issued under the same Indenture, so the New Notes, the Old Notes and the Initial Registered Notes will be treated as a single class of debt securities under such Indenture. For a description of the Indenture, see “Description of New Notes”.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Old Notes being tendered for exchange.

As of the date of this prospectus, $200,000,000 in aggregate principal amount of the Old Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the Old Notes, or their legal representative or attorney-in-fact, as reflected on the records of the trustee under the Indenture, may participate in this exchange offer. We will not set a fixed record date for determining registered holders of the Old Notes entitled to participate in this exchange offer.

You do not have any appraisal or dissenters’ rights under the Indenture in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”, and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Old Notes when, as and if we had given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as your agent for the purposes of receiving the New Notes from us.

If you tender Old Notes in this exchange offer you will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Old Notes pursuant to this exchange offer. We will pay all charges and expenses, other than the applicable taxes described below under “—Fees and Expenses”, in connection with this exchange offer.

Expiration Date; Extensions; Amendments

The term “Expiration Date” will mean 5:00 p.m., New York City time on             , 2019, unless we, in our sole discretion, extend this exchange offer, in which case the term “Expiration Date” will mean the latest date and time to which we extend this exchange offer.

To extend this exchange offer, we will notify the Exchange Agent and each registered holder of any extension in writing by a press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the Old Notes that have been tendered as of the date of such notice.

We reserve the right, in our reasonable discretion:

•	to delay accepting any Old Notes due to an extension of this exchange offer; or

•	if any conditions listed below under “—Conditions” are not satisfied, to terminate this exchange offer,

in each case by giving written notice of the delay, extension or termination to the Exchange Agent and by press release or public announcement.

We will follow any delay in acceptance, extension or termination as promptly as practicable by written notice to the registered holders by a press release or other public announcement. If we amend this exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders. We will also extend this exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure, if this exchange offer would otherwise expire during the five to ten business day period.

Interest on the New Notes

The New Notes will bear interest at the same rate and on the same terms as the Old Notes. Consequently, the New Notes will bear interest at a rate equal to 7.375% per annum (calculated using a 360-day year). Interest on the New Notes will be payable semi-annually on each January 15 and July 15.

You will receive interest on the New Notes from the most recent payment date on which interest has been paid on the Initial Registered Notes and, if interest has been paid on the Old Notes, from the most recent payment date on which interest has been paid on the Old Notes, to the date of the exchange. We will deem the right to receive any interest accrued on the Old Notes waived by you if we accept your Old Notes for exchange.

Procedures for Tendering

If you are a DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as “Euroclear”, or Clearstream Banking, société anonyme, referred to as “Clearstream”, participant that has Old Notes which are credited to your DTC, Euroclear or Clearstream account by book-entry and which are held of record by DTC’s nominee, you may tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC, Euroclear and Clearstream participants with Old Notes credited to their accounts. If you are not a DTC, Euroclear or Clearstream participant, you may tender your Old Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC, Euroclear or Clearstream participant, as the case may be.

To tender Old Notes in this exchange offer, you must:

•	comply with DTC’s ATOP procedures described below; and

•

the Exchange Agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent’s message, before the Expiration Date.

Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the Exchange Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. With respect to the exchange of the Old Notes, the term “agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal; and

•	the Company may enforce the agreement against such participant.

Participants in Euroclear’s or Clearstream’s book-entry transfer facility system must electronically transmit their acceptance of the exchange to Euroclear or Clearstream. The receipt of such electronic acceptance instruction by Euroclear or Clearstream will be acknowledged in accordance with the standard practices of such book-entry transfer facility and will result in the blocking of such Old Notes in that book-entry transfer facility. By blocking such Old Notes in the relevant book-entry transfer facility, each holder of Old Notes will be deemed to consent to have the relevant book-entry transfer facility provide details concerning such holder’s identity to the Exchange Agent. The receipt of an electronic instruction by Euroclear or Clearstream shall mean:

•

Euroclear or Clearstream, as applicable, has received an express acknowledgment from a participant in Euroclear or Clearstream, as the case may be, that such participant is tendering Old Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal; and

•	the Company may enforce the agreement against such participant.

Your tender, if not properly withdrawn before the Expiration Date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and the related letter of transmittal.

DTC, Euroclear and Clearstream are collectively referred to herein as the “book-entry transfer facilities” and, individually as a “book-entry transfer facility”.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered Old Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer will be final and binding on all parties. Unless waived, you must cure any defects or irregularities in connection with tenders of Old Notes within the time we determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give you that notification. Unless waived, we will not deem tenders of Old Notes to have been made until you cure the defects or irregularities.

While we have no present plan to acquire any Old Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in this exchange offer, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date. We also reserve the right to terminate this exchange offer, as described below under “—Conditions”, and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of those purchases or offers could differ from the terms of this exchange offer.

If you wish to tender Old Notes in exchange for New Notes in this exchange offer, we will require you to represent that:

•	you own the Old Notes and are entitled to tender such notes and will continue to own the Old Notes and be so entitled to tender such notes until the Old Notes are exchanged in this exchange offer;

•

you acknowledge that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of yours shall be binding upon your successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, your death or incapacity (if an individual) or dissolution (if an entity);

•

you will, upon request, execute and deliver any documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the sale, exchange, assignment and transfer of the Old Notes or to transfer ownership of such notes on the account books maintained by DTC;

•

you have full power and authority to tender, exchange, assign and transfer the Old Notes and that when such notes are accepted for exchange by the Company, the Old Notes will be transferred by you with full title guarantee free from all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right, together with all rights attached thereto;

•	you are not an “affiliate” of ours within the meaning of Rule 405 promulgated under the Securities Act;

•	you will acquire any New Notes in the ordinary course of your business;

•	you satisfy specific requirements of your state’s security regulations;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the New Notes;

•	at the time of completion of this exchange offer, you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	you are not acting on behalf of any person or entity who could not truthfully make these statements.

You will be deemed to make such representations and those contained in the related letter of transmittal by tendering Old Notes in this exchange offer. In addition, in connection with the resale of New Notes, any participating broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities acknowledges that it must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the notes, with this prospectus.

Return of Old Notes

If we do not accept any tendered Old Notes for any reason described in the terms and conditions of this exchange offer or if you withdraw or submit Old Notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged Old Notes without expense to you as promptly as practicable by crediting the Old Notes to your account maintained with DTC as promptly as practicable.

Book Entry Transfer

The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer.

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under this exchange offer only after the Exchange Agent timely receives:

•	a confirmation of book-entry transfer of your Old Notes into the Exchange Agent’s account at DTC; and

•	a properly transmitted agent’s message.

If we do not accept any tendered Old Notes for any reason set forth in the terms of this exchange offer, we will credit the non-exchanged Old Notes to your account maintained at DTC.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of Old Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of Old Notes in this exchange offer, the holder must cause to be transmitted to the Exchange Agent an agent’s message, on or before 5:00 p.m., New York City time, on the Expiration Date. In addition, the Exchange Agent must receive a timely confirmation of book-entry transfer of the Old Notes out of the Exchange Agent’s account at DTC under the procedure for book-entry transfer described herein, on or before 5:00 p.m., New York City time, on the Expiration Date.

We will determine in our sole discretion all questions as to the validity, form and eligibility of the notices, and our determination will be final and binding on all parties. We will not deem any properly withdrawn Old Notes to have been validly tendered for purposes of this exchange offer, and we will not issue New Notes with respect to those Old Notes, unless you validly retender the withdrawn Old Notes. You may retender properly withdrawn Old Notes by following the procedures described above under “—Procedures for Tendering” at any time before 5:00 p.m., New York City time, on the Expiration Date.

Conditions

Notwithstanding any other term of this exchange offer, we will not be required to accept for exchange, or exchange the New Notes for, any Old Notes, and may terminate this exchange offer as provided in this prospectus before the acceptance of the Old Notes, if, in our reasonable judgment, the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any Old Notes and return all tendered Old Notes to you;

•	extend this exchange offer and retain all Old Notes tendered before this exchange offer expires, subject, however, to your rights to withdraw the Old Notes; or

•	waive the unsatisfied conditions with respect to this exchange offer and accept all properly tendered Old Notes that have not been withdrawn.

If the waiver constitutes a material change to this exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Old Notes, and we will extend this exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to 10 business day period.

Termination of Rights

All of your rights under the Registration Rights Agreement will terminate upon consummation of this exchange offer except with respect to our continuing obligations:

•	to indemnify you and parties related to you against liabilities, including liabilities under the Securities Act; and

•	to provide, upon your request, the information required by Rule 144A(d)(4) under the Securities Act to permit resales of the Old Notes pursuant to Rule 144A.

Shelf Registration

If:

1.	we are not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law or SEC policy; or

2.	for any reason this exchange offer is not consummated within the time period required in the Registration Rights Agreement; or

3.	any holder of an Entitled Security (defined below) notifies us in writing that:

A.	such holder is not permitted by law or SEC policy to participate in this exchange offer,

B.

such holder is not permitted to resell the New Notes acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not available for resales by the holder, or

C.	such holder is a broker-dealer and holds Old Notes acquired directly from us or any of our affiliates,

we will file with the SEC a shelf registration statement to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement.

For purposes of the preceding, “Entitled Security” means each Old Note until:

1.	the date on which such note has been exchanged by a person other than a broker-dealer for a New Note in this exchange offer;

2.

following the exchange by a broker-dealer in this exchange offer of an Old Note for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus contained in this exchange offer registration statement;

3.	the date on which such private note has been registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

4.

the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act, provided that a note will not cease to be an Entitled Security for the purposes of this exchange offer by virtue of this clause.

Additional Interest

If:

1.	we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

2.	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

3.	this exchange offer has not been consummated on or prior to the date specified in the Registration Rights Agreement for such consummation; or

4.

the shelf registration statement or the exchange offer registration statement is declared effective but ceases to be effective (other than for a suspension period prescribed in the Registration Rights Agreement) without being succeeded within five (5) business days by a post-effective amendment to such registration statement that is itself declared effective (each such event referred to in clauses (1) through (4) above, referred to as a “Registration Default”);

then the interest rate borne by the Entitled Security shall be increased by 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum at the beginning of each subsequent 90-day period until the Registration Default has been cured, but in no event shall such increase exceed 1.00% per annum. Following the cure of all Registration Defaults relating to any particular Entitled Security, the interest rate borne by the relevant Entitled Security will be reduced to the original interest rate borne by such Entitled Security. If another Registration Default occurs, the interest rate borne by the relevant Entitled Security shall again be increased according to the foregoing provision.

The Company shall not be required to pay additional interest for more than one Registration Default at a time. The amount of additional interest will be determined on the basis of a 360-day year comprised of twelve 30-day months and the actual number of days on which the additional interest accrued during such period.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as Exchange Agent for this exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus to the Exchange Agent addressed as follows:

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, National Association

Registered and Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9300-070 600 South Fourth Street Minneapolis, MN 55402

By Facsimile: (For Eligible Institutions only): 1-877-407-4679 For Information or Confirmation by Telephone: 800 344-5128

Delivery to an address other than the one stated above or transmission via a facsimile number other than the one stated above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. We have not retained any dealer manager in connection with this exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of this exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

We will pay the cash expenses incurred in connection with this exchange offer. These expenses include registration fees, fees and expenses of the Exchange Agent and the trustee, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to this exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to this exchange offer, then you must pay the amount of the transfer taxes.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes.

Consequence of Failures to Exchange

Participation in this exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old Notes that are not exchanged for New Notes pursuant to this exchange offer will remain restricted securities. Accordingly, those Old Notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.

In each case, the Old Notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

USE OF PROCEEDS

This exchange offer is intended to satisfy an obligation under the Registration Rights Agreement. We will not receive any cash proceeds from this exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in our capitalization.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical consolidated financial and operating data as at and for the periods indicated. The following selected financial data are qualified in their entirety by, and should be read in conjunction with, the discussion contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2015 and 2014 and the selected balance sheet data as of each of December 31, 2016, 2015 and 2014 are derived from our audited consolidated financial statements not incorporated by reference into this prospectus. For financial and other data for the nine months ended September 30, 2019 and the comparative nine months of the prior year, please refer to the quarterly financial information included in our Form 10-Q for the period ended September 30, 2019 incorporated by reference in this prospectus.

	Nine Months Ended September 30,			Year Ended December 31,
	2019	2018		2018(1)		2017		2016		2015		2014
	(in thousands, other than per share amounts and operating data)
Statement of Operations Data
Pulp segment revenues	$1,166,333	$898,836		$1,268,204		$1,071,715		$931,623		$1,033,204		$1,175,112
Wood products segment revenues	120,349	146,657		189,036		97,430
Corporate and other revenues	6,557	—		478

Total revenues	$1,293,239	$1,045,493		$1,457,718		$1,169,145		$931,623		$1,033,204		$1,175,112

Pulp segment operating income	$157,157	$179,824		$274,356		$171,279	(2)	$124,594	(2)	$171,850	(2)	$167,892	(2)
Wood products segment operating income	2,075	5,534		6,203		5,610
Corporate and other operating loss	(9,123)	(8,488)		(12,692)		(8,335)		(9,470)		(4,923)		(4,464)

Total operating income	$150,109	$176,870		$267,867		$168,554		$115,124		$166,927		$163,428

Pulp segment depreciation and amortization	$87,616	$63,452		$87,628		$80,833		$71,476		$67,761		$77,675
Wood products segment depreciation and amortization	5,937	5,860		8,485		4,060
Corporate and other depreciation and amortization	894	331		616		401		508		572		337

Total depreciation and amortization	$94,447	$69,643		$96,729		$85,294		$71,984		$68,333		$78,012

(Loss) gain on settlement of debt	$—	$(21,515	)(3)	$(21,515	)(3)	$(10,696	)(4)	$(454	)(4)	$—		$3,357
Legal cost award	$—	$(6,951)		$(6,951)		$—		$—		$—		$—
Acquisition commitment fee	$—	$—		$(5,250)		$—		$—		$—		$—
Other income (expenses)	$3,177	$(628)		$(5,417)		$873	(2)	$(3,631	)(2)	$(8,085	)(2)	$4,923	(2)
Provision (benefit) for income taxes	$35,101	$28,224		$48,681		$33,452		$24,521		$29,449		$(16,774)
Net income	$63,082	$83,580		$128,589		$70,483		$34,943		$75,502		$113,154
Net income per common share
Basic	$0.96	$1.28		$1.97		$1.09		$0.54		$1.17		$1.82
Diluted	$0.96	$1.27		$1.96		$1.08		$0.54		$1.17		$1.81
Dividends declared per common share	$0.4000	$0.3750		$0.50		$0.47		$0.46		$0.23		$—
Weighted average shares outstanding
Basic	65,538	65,121		65,133		64,916		64,631		64,381		62,013
Diluted	65,910	65,692		65,771		65,393		65,098		64,777		62,515

Balance Sheet Data
Current assets	$783,008	$678,034		$810,699		$852,339	(5)	$401,851		$388,811		$357,867	(6)
Current liabilities	$204,057	$174,739		$195,388		$430,466	(5)	$93,170		$104,421		$115,503
Working capital	$578,951	$503,295		$615,311		$421,873		$308,681		$284,390		$242,364	(6)
Total assets(7)	$1,949,653	$1,541,296		$1,975,735		$1,724,710	(5)	$1,158,708		$1,182,817		$1,306,229	(6)
Long-term liabilities	$1,154,209	$796,615		$1,198,918		$743,578		$686,410		$695,420		$751,846	(6)
Total equity	$591,387	$569,942		$581,429		$550,666		$379,128		$382,976		$438,880

	Nine Months Ended September 30,			Year Ended December 31,
	2019		2018	2018(1)		2017	2016	2015	2014
	(in thousands, other than per share amounts and operating data)
Selected Production, Sales and Other Data
Pulp Segment
Pulp production (‘000 ADMTs)
NBSK	1,355.1		1,037.7	1,451.3		1,507.0	1,428.4	1,458.0	1,485.0
NBHK	243.3			21.3
Pulp sales (‘000 ADMTs)
NBSK	1,356.6		1,025.2	1,418.0		1,515.1	1,428.7	1,463.1	1,486.4
NBHK	260.4			22.9
Average pulp sales realizations ($/ADMT)(8)
NBSK	689		817	821		640	586	640	715
NBHK	589			707
Energy production (‘000 MWh)	1708.3	(9)	1,120.7	1,625.2	(9)	1,888.3	1,812.6	1,846.8	1,853.5
Energy sales (‘000 MWh)	668.4	(9)	401.3	615.2	(9)	822.1	785.8	815.0	807.8
Average energy sales realizations ($/MWh)	92		105	103		95	91	92	110

Wood Products Segment
Lumber production (MMfbm)	308.0		294.1	398.7		281.3
Lumber sales (MMfbm)	307.7		312.0	412.9		213.5
Average lumber sales realizations ($/Mfbm)	348		421	408		385
Energy production and sales (‘000 MWh)	60.4		62.5	86.3		73.7
Average energy sales realizations ($/MWh)	117		128	125		120

(1)	Includes results of MPR since December 10, 2018.
(2)	Adjusted as a result of our adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-Retirement Benefit Cost.
(3)	Redemption of $300.0 million of 2022 Senior Notes.
(4)	Redemption of 2019 Senior Notes.
(5)	In December 2017, we issued $300.0 million of 2026 Senior Notes and used the proceeds along with cash on hand to redeem, on January 5, 2018, $300.0 million of 2022 Senior Notes.
(6)

Adjusted as a result of our adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes, and Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs.

(7)	We do not report the effect of government grants relating to our assets in our income. These grants reduce the cost basis of the assets purchased.
(8)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(9)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill, which is accounted for as an equity investment.

DESCRIPTION OF OTHER INDEBTEDNESS

The following summarizes certain material provisions of our senior notes and revolving working capital facilities. The summaries are not complete and are qualified by reference to the applicable documents and the applicable amendments to such documents on file with the SEC and incorporated by reference herein.

Senior Notes

We currently have outstanding the following issues of senior notes, collectively referred to as the “Senior Notes”:

•	$250.0 million in aggregate principal amount of 2024 Senior Notes;

•	$200.0 million in aggregate principal amount of Old Notes;

•	$350.0 million in aggregate principal amount of Initial Registered Notes; and

•	$300.0 million in aggregate principal amount of 2026 Senior Notes (1).

(1)	Issued in December 2017 and the net proceeds, along with cash on hand, were used on January 5, 2018 to redeem $300.0 million of 2022 Senior Notes.

The Old Notes were issued in October 2019 as additional notes under the Indenture pursuant to which we issued $350,000,000 of Initial Registered Notes in December 2018. The net proceeds from the issuance of Old Notes were used, in part, on October 21, 2019 to redeem all of our remaining 2022 Senior Notes, being $100.0 million in aggregate principal amount, at a redemption price of $1,038.75 per $1,000 of principal amount redeemed plus accrued and unpaid interest.

The 2024 Senior Notes mature on February 1, 2024 and interest on the 2024 Senior Notes is payable semi-annually in arrears on each February 1 and August 1. Interest is payable to holders of record of the 2024 Senior Notes on the immediately preceding January 15 and July 15 and is computed on the basis of a 360-day year consisting of twelve 30-day months. Commencing February 1, 2020, the 2024 Senior Notes will become redeemable at our option at a price equal to 103.250% of the principal amount redeemed and declining ratably on February 1 of each year thereafter to 100.000% on or after February 1, 2022.

The 2026 Senior Notes mature on January 15, 2026 and interest on the 2026 Senior Notes is payable semi-annually in arrears on each January 15 and July 15. Commencing July 15, 2018, interest is payable to holders of record of the 2026 Senior Notes on the immediately preceding January 1 and July 1 and is computed on the basis of a 360-day year consisting of twelve 30-day months. Commencing January 15, 2021, the 2026 Senior Notes will become redeemable at our option at a price equal to 102.750% of the principal amount redeemed and declining ratably on January 15 of each year thereafter to 100.000% on or after January 15, 2023.

The Notes mature on January 15, 2025 and interest on the Notes is payable semi-annually in arrears on each January 15 and July 15. Commencing, with respect to the Initial Registered Notes, on July 15, 2019 and with respect to the Old Notes and New Notes on January 15, 2020, interest is payable to holders of record of the Notes on the immediately preceding January 1 and July 1 and is computed on the basis of a 360-day year consisting of twelve 30-day months. Commencing January 15, 2021, the Notes will become redeemable at our option at a price equal to 103.688% of the principal amount redeemed and declining ratably on January 15 of each year thereafter to 100.000% on or after January 15, 2023.

The Indenture governing the Notes, the indenture governing the 2024 Senior Notes and the indenture governing the 2026 Senior Notes contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional indebtedness or issue preferred stock; pay dividends or make other distributions to our shareholders; purchase or redeem capital stock or subordinated indebtedness; make investments; create liens; incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; sell assets; consolidate or merge with or into other companies or transfer all or substantially all of our assets; and engage in transactions with affiliates. As of September 30, 2019, all of our subsidiaries were restricted subsidiaries.

The Notes, the 2024 Senior Notes and the 2026 Senior Notes are unsecured and are not guaranteed by any of our operating subsidiaries, all of which are located outside the United States. Our obligations under the outstanding senior notes rank: effectively junior in right of payment to all of our existing and future secured indebtedness, to the extent of the assets securing such indebtedness, and all indebtedness and liabilities of our subsidiaries; equal in right of payment with all of our existing and future unsecured senior indebtedness; and senior in right of payment to any of our future subordinated indebtedness.

Pan-German Revolving Credit Facility

In December 2018, certain of our German subsidiaries entered into a new €200.0 million joint revolving credit facility, referred to as the “German Facility”, with a group of bank lenders. The German Facility, which will be used for general corporate purposes, replaced three existing revolving credit facilities of certain of our German subsidiaries which aggregated €170.0 million. The principal terms of the German Facility include:

•	The total availability under the German Facility is €200.0 million.

•	The German Facility matures in December 2023.

•	The German Facility is unsecured and is jointly and severally guaranteed by each of our German subsidiaries.

•	Interest under the German Facility is payable on loans of Euribor plus 1.05% to 2.00% depending on the leverage ratio as defined in the underlying credit agreement.

•	A commitment fee equal to 35% of the applicable margin on the unused and uncancelled amount of the German Facility is payable quarterly in arrears.

•

The German Facility contains financial maintenance covenants tested on a quarterly basis, which require: (i) our German subsidiaries that are party thereto to maintain a leverage ratio of “net debt” (excluding shareholder loans) to EBITDA of not greater than 3.50:1.00; and (ii) defined capital of not less than €400.0 million.

•

The German Facility contains other customary restrictive covenants which, among other things, govern the ability of our German subsidiaries to incur liens, sell assets, incur indebtedness, make acquisitions with proceeds from the German Facility, enter into joint ventures or repurchase or redeem shares. The German Facility also contains customary events of default.

The German Facility is available to all of the borrowers, subject to maximum borrowing sub-limits for certain of the borrowers.

As at September 30, 2019, approximately €11.3 million ($12.3 million) of this facility was supporting bank guarantees leaving approximately €188.7 million ($205.5 million) available.

Celgar Working Capital Facility

In July 2018, our Celgar mill entered into a C$40.0 million revolving credit facility with a Canadian bank, referred to as the “Celgar Working Capital Facility”. The principal terms of the facility include:

•	The facility matures in July 2023.

•

The facility is available by way of: (i) Canadian and U.S. denominated advances, which bear interest at a designated prime rate less 0% to 0.125% per annum; (ii) banker’s acceptance equivalent loans, which bear interest at the applicable Canadian dollar banker’s acceptance plus 1.25% to 1.50% per annum; and (iii) dollar LIBOR advances, which bear interest at LIBOR plus 1.25% to 1.50% per annum.

•

The facility includes a C$3.0 million sub-limit for letters of credit. Celgar is required to pay 1.00% to 1.25% per annum on issued letters of credit and 0.25% per annum on unused availability under the facility.

•	The availability of the facility is subject to a borrowing base limit that is based on the Celgar mill’s eligible receivable and inventory levels from time to time.

•	The Celgar Working Capital Facility is secured by, among other things, a first priority charge on the inventories and receivables of Celgar.

•

The facility includes a springing financial covenant, which is measured when excess availability under the facility is less than C$5.0 million and which requires Celgar to comply with a 1.10:1.00 fixed charge coverage ratio.

•

The facility also contains restrictive covenants which, among other things, restrict the ability of Celgar to declare and pay dividends, incur indebtedness, incur liens and make payments on subordinated debt. The facility contains customary events of default.

As at September 30, 2019, approximately C$1.7 million ($1.3 million) of this facility was supporting letters of credit leaving approximately C$38.3 million ($28.9 million) available.

MPR Revolving Credit Facility

In February 2019, our Peace River mill entered into a C$60.0 million revolving credit facility with a Canadian bank, referred to as the “MPR Working Capital Facility”. The principal terms of the facility include:

•	The facility matures in February 2024.

•

The facility is available by way of: (i) Canadian denominated advances, which bear interest at a designated prime rate per annum; (ii) banker’s acceptance equivalent loans, which bear interest at the applicable Canadian dollar banker’s acceptance plus 1.25% to 1.50% per annum; (iii) dollar denominated base rate advances at the greater of the federal funds rate plus 0.50%, a designated LIBOR rate plus 1.00% and the bank’s applicable reference rate for U.S. dollar loans; and (iv) dollar LIBOR advances, which bear interest at LIBOR plus 1.25% to 1.50% per annum.

•

The facility includes a C$5.0 million sub-limit for letters of credit of MPR. MPR is required to pay 1.25% to 1.50% per annum, plus a 0.125% annual fee where there is more than one lender under the facility, on issued letters of credit.

•	The availability of the facility is subject to a borrowing base limit that is based on the Peace River mill’s eligible receivable and inventory levels from time to time.

•	The MPR Working Capital Facility is secured by, among other things, a first priority charge on the inventories and receivables of the Peace River mill.

•

The facility includes a springing financial covenant, which is measured when excess availability under the facility is less than the greater of 10% of borrowing base thereunder or C$4.5 million and which requires MPR to comply with a 1.00:1.00 fixed charge coverage ratio.

•

The facility also contains restrictive covenants which, among other things, restrict the ability of MPR to declare and pay dividends, incur indebtedness, incur liens, make investments, including in its existing joint ventures, and make payments on subordinated debt. The facility contains customary events of default.

As at September 30, 2019, approximately C$0.8 million ($0.6 million) of this facility was supporting letters of credit leaving approximately C$59.2 million ($44.7 million) available.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the word “Mercer” refers only to Mercer International Inc. and not to any of its subsidiaries.

The New Notes will be issued, and the Initial Registered Notes and the Old Notes were issued, under the Indenture dated December 7, 2018 between Mercer and Wells Fargo Bank, National Association, as trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the Indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions therein of certain terms. It does not restate those agreements in their entirety. We urge you to read the Indenture, as applicable, because the Indenture, and not this description, defines your rights as holders of the Notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note is treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

The New Notes Versus the Old Notes

The New Notes will be substantially identical to the Old Notes except that the transfer restrictions, registration rights and provisions for Additional Interest relating to the Old Notes will not apply to the New Notes. In this description, the Initial Registered Notes, Old Notes and the New Notes will be collectively referred to as the “Notes”.

Brief Description of the New Notes

The New Notes:

•	will be general unsecured obligations of Mercer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Mercer, including Mercer’s 2024 Senior Notes and 2026 Senior Notes; and

•	will be senior in right of payment to any future subordinated Indebtedness of Mercer.

However, the New Notes will be effectively subordinated to all borrowings of our Subsidiaries, including borrowings under the Credit Agreements, which are secured by certain of the assets of certain of our Restricted Subsidiaries. See “Risk Factors — We are a holding company and we are substantially dependent on cash provided by our subsidiaries to meet our debt service obligations under the Notes.” and “— The Notes are effectively subordinated to all liabilities of our subsidiaries and are unsecured. We may not have sufficient funds to pay our obligations under the Notes if we encounter financial difficulties.”

The operations of Mercer are conducted through its Subsidiaries and, therefore, Mercer depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. The New Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Mercer’s Subsidiaries. Any right of Mercer to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that Mercer is itself recognized as a creditor of the Subsidiary by reason of intercompany loans or otherwise, in which case the claims of Mercer would still be effectively subordinate in right of payment to any secured Indebtedness of the Subsidiary or Indebtedness senior to that held by Mercer.

As of the date of this prospectus, all of our Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain Subsidiaries of Mercer as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries would not be subject to many of the restrictive covenants in the Indenture. None of our Subsidiaries will guarantee the New Notes, except in the circumstances described below under the caption “— Certain Covenants — Note Guarantees.”

Principal, Maturity and Interest

Mercer will issue up to $200,000,000 in aggregate principal amount of New Notes in this exchange offer. Mercer may issue additional Notes under the Indenture from time to time after this exchange offer. Any issuance of additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The New Notes offered hereby and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Mercer will issue New Notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The New Notes will mature on January 15, 2025.

Interest on the New Notes will accrue at the rate of 7.375% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2020. Interest on overdue principal and interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the New Notes. Mercer will make each interest payment to the holders of record of the New Notes on the immediately preceding January 1 and July 1.

Interest on the New Notes will accrue from the date of original issuance of the Initial Registered Notes or, if interest has already been paid, from the date interest was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date falls on a day that is not a business day, the interest payment to be made on such interest payment date will be made on the next succeeding business day with the same force and effect as if made on such interest payment date, and no additional interest will accrue solely as a result of such delayed payment.

Methods of Receiving Payments on the New Notes

If a holder of New Notes has given wire transfer instructions to Mercer, Mercer will pay all principal, interest and premium and Additional Interest, if any, on that holder’s New Notes in accordance with those instructions at the office or agency of the paying agent and registrar within Minneapolis, MN unless Mercer elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the New Notes

The trustee will initially act as paying agent and registrar. Mercer may change the paying agent or registrar without prior notice to the holders of the New Notes, and Mercer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange New Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of New Notes. Holders will be required to pay all taxes due on transfer. Mercer will not be required to transfer or exchange any New Note selected for redemption. Also, Mercer will not be required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed. In connection with any proposed transfer of New Notes other than those held in book entry form, Mercer or DTC shall be required to provide or cause to be provided to the trustee all information necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Optional Redemption

Except as otherwise described below, the New Notes will not be redeemable at Mercer’s option prior to January 15, 2021. Mercer is not, however, prohibited from acquiring the New Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the Indenture.

At any time prior to January 15, 2021, Mercer may on any one or more occasions redeem up to 35% of the aggregate principal amount of New Notes issued under the Indenture at a redemption price of 107.375% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to (but not including) the redemption date, with the net cash proceeds of a sale of Equity Interests (other than Disqualified Stock) of Mercer; provided that:

(1)

at least 65% of the aggregate principal amount of New Notes issued under the Indenture (excluding New Notes held by Mercer and its Subsidiaries but including any additional Notes issued under the Indenture governing the New Notes) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.

At any time prior to January 15, 2021, Mercer may on any one or more occasions redeem all or a part of the New Notes, upon not less than 10 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to (but not including) the date of redemption, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date.

On or after January 15, 2021, Mercer may redeem all or a part of the New Notes upon not less than 10 nor more than 60 days’ notice to the holders, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including any Additional Interest, if any) on the New Notes redeemed, to (but not including) the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of New Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2021	103.688%
2022	101.844%
2023 and thereafter	100.000%

Unless Mercer defaults in the payment of the redemption price, interest will cease to accrue on the New Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Except as set forth below under “— Repurchase at the Option of Holders,” Mercer is not required to make mandatory redemption or sinking fund payments with respect to the New Notes or to repurchase the New Notes at the option of the holders.

Selection and Notice

If less than all of the New Notes are to be redeemed at any time, the trustee will select New Notes for redemption by lot in accordance with the applicable procedures of DTC unless otherwise required by law or applicable stock exchange requirements.

No New Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail or electronic transmission in the case of notes held in book entry form at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the New Notes or a satisfaction and discharge of the Indenture.

Any such redemption may, at Mercer’s discretion, be subject to one or more conditions precedent, including any related sale of Equity Interests (other than Disqualified Stock) or a Change of Control. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in Mercer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was mailed), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

If any New Note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of New Notes upon cancellation of the original note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of New Notes called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of New Notes will have the right to require Mercer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s New Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Mercer will offer to repurchase each holder’s Notes in cash at a price equal to 101% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the New Notes repurchased to the date of purchase, subject to the rights of holders of New Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 20 days following any Change of Control, Mercer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, Mercer will, to the extent lawful:

(1)	accept for payment all New Notes or portions of New Notes properly tendered pursuant to the Change of Control Offer;

(2)	prior to 12 noon, New York City time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions of New Notes properly tendered; and

(3)

deliver or cause to be delivered to the trustee the New Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of New Notes or portions of New Notes being purchased by Mercer.

The paying agent will promptly mail to each holder of New Notes properly tendered the Change of Control Payment for such New Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any. Mercer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The provisions described above that require Mercer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the New Notes to require that Mercer repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

Mercer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Mercer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. The closing date of any such Change of Control Offer made in advance of a Change of Control may be changed to conform to the actual closing date of the Change of Control, provided that such closing date is not earlier than 30 days nor later than 60 days from the date the Change of Control Offer notice is mailed as described in the first paragraph of this section.

If holders of not less than 90% in aggregate principal amount of the outstanding New Notes validly tender and do not withdraw such Notes in a Change of Control offer and Mercer, or any third party making a Change of Control Offer in lieu of Mercer as described above, purchases all of the New Notes validly tendered and not withdrawn by such holders, Mercer or such third party shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all New Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Mercer’s ability to repurchase New Notes pursuant to a Change of Control Offer may be restricted by the terms of any Credit Facility, and may be prohibited or otherwise limited by the terms of any then existing borrowing arrangements and Mercer’s financial resources. The exercise by the holders of New Notes of their right to require Mercer to repurchase the New Notes upon a Change of Control Offer could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on Mercer or otherwise. The Credit Agreements provide that certain change of control events with respect to Mercer would constitute an event of default thereunder, entitling the lenders, among other things, to accelerate the maturity of all senior debt outstanding thereunder. Any future credit agreements or other agreements relating to senior debt to which Mercer becomes a party may contain similar restrictions and provisions. In addition, Mercer’s ability to pay cash to holders of New Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Mercer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require Mercer to repurchase its New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Mercer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Mercer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)

Mercer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of (provided that Fair Market Value shall be determined on the date of the contractual agreement for such Asset Sale); and

(2)

at least 75% of the consideration received in the Asset Sale by Mercer or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	Cash Equivalents;

(b)

any liabilities, as shown on Mercer’s most recent consolidated balance sheet, of Mercer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases Mercer or such Restricted Subsidiary from, or indemnifies Mercer or such Restricted Subsidiary against, further liability;

(c)

any securities, Notes or other obligations received by Mercer or any such Restricted Subsidiary from such transferee that are converted within 120 days by Mercer or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Mercer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay or prepay Indebtedness and other Obligations under a secured Credit Facility;

(2)

to acquire (including by way of a purchase of assets or stock, merger, consolidation or otherwise), or enter into a binding commitment to acquire within 180 days thereafter, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Mercer;

(3)	to make, or enter into a binding commitment to make within 60 days thereafter, a capital expenditure;

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5)	to replace properties and/or assets that were the subject of the Asset Sale; or

(6)	any combination of the foregoing.

Pending the final application of any Net Proceeds, Mercer or a Restricted Subsidiary may temporarily reduce revolving credit borrowings (under the Credit Facilities or otherwise) or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, within five days thereof, Mercer will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Mercer may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Mercer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of New Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Mercer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

If on any date following the Issue Date:

(1)

the New Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the New Notes for reasons outside of the control of Mercer, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by Mercer as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended with respect to the New Notes:

(1)	“— Repurchase at the Option of Holders—Asset Sales;”

(2)	“— Restricted Payments;”

(3)	“— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“— Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“— Designation of Restricted and Unrestricted Subsidiaries;”

(6)	“— Transactions with Affiliates;”

(7)	“— Limitation on Issuances of Guarantees of Indebtedness;” and

(8)	clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets,”

(collectively the “Suspended Covenants”).

During any period that the Suspended Covenants have been suspended, Mercer’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the covenant described below under the caption “—Designation of Restricted and Unrestricted Subsidiaries” or the definition of “Unrestricted Subsidiary.”

Notwithstanding the foregoing, if on any subsequent date (the “Reinstatement Date”), the New Notes cease to maintain ratings of at least Baa3 and BBB- from Moody’s and S&P, respectively, the Suspended Covenants will be reinstituted as of and from the date of such rating decline, provided however that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the New Notes or the Guarantees with respect to the Suspended Covenants based on, and none of Mercer or its Subsidiaries shall bear any liability for, any actions taken or events occurring during the period of time that the Suspended Covenants were suspended, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the Issue Date.

There can be no assurance that the New Notes will ever achieve an investment grade rating or that any such rating will be maintained.

Mercer shall deliver an officers’ certificate to the trustee, specifying (i) if Suspended Covenants will be suspended and the date thereof, (ii) if a Reinstatement Date has occurred and (iii) the dates of the commencement or ending of any period of Suspended Covenants. The trustee shall not have any duty to monitor whether or not a Suspended Covenant event or a Reinstatement Date has occurred or if a Suspended Covenant period has commenced or ended, nor any duty to notify the holders of New Notes of any of the foregoing.

Limited Condition Transactions

When calculating the availability under any basket or ratio under the indenture or compliance with any provision of the indenture in connection with any Limited Condition Transaction, any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments), and determining compliance with Defaults and Events of Default, in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including, without limitation, as to the absence of any continuing Default or Event of Default) under the indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments) on a pro forma basis, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes under the indenture (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or otherwise Incurred at the LCT Test Date or at any time thereafter); provided, that compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction or any actions or transactions related thereto (including, without limitation, acquisitions, Investments, the incurrence of Indebtedness and issuance of Preferred Stock and the use of proceeds therefrom, the incurrence of Liens and Restricted Payments).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

Restricted Payments

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)

declare or pay any dividend or make any other payment or distribution on account of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Mercer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Mercer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Mercer and other than dividends or distributions payable to Mercer or a Restricted Subsidiary of Mercer);

(2)

purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Mercer) any Equity Interests of Mercer or any direct or indirect parent of Mercer;

(3)

make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Mercer that is contractually subordinated to the New Notes (excluding any intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing;

(2)

Mercer could have incurred at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Mercer and its Restricted Subsidiaries since September 30, 2014 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (10), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)

50% of the Consolidated Net Income of Mercer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after September 30, 2014 to the end of Mercer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)

100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by Mercer since September 30, 2014 (i) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Mercer including upon exercise of stock options whether issued before or after the Issue Date (other than Disqualified Stock) or (ii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible, exchangeable or payment-in-kind debt securities of Mercer and/or its Restricted Subsidiaries that have been converted into, exchanged or paid for in such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Mercer); plus

(c)

to the extent that any Restricted Investment that was made after September 30, 2014 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(d)

to the extent that any Unrestricted Subsidiary of Mercer designated as such after September 30, 2014 is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of Mercer’s Investment in such Subsidiary as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date; plus

(e)

(i) any dividends, interest, intercompany loan payments or other distributions received in cash by Mercer or a Restricted Subsidiary of Mercer after September 30, 2014 from an Unrestricted Subsidiary of Mercer and (ii) without duplication, any amounts received in cash by Mercer or a Restricted Subsidiary of Mercer after September 30, 2014 representing the proceeds of any settlement of any Hedging Obligations, to the extent that such dividends or cash proceeds represent gains previously recognized under GAAP and were not otherwise included in calculating the Consolidated Net Income of Mercer less 100% of any payment made in settlement of any Hedging Obligations of Mercer and its Restricted Subsidiaries to the extent such payment represents cumulative net losses previously recognized under GAAP and not previously deducted in calculating the Consolidated Net Income of Mercer.

As of September 30, 2019, the amount available for Restricted Payments pursuant to this clause (3) was approximately $189.9 million.

So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)

the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mercer) of, Equity Interests of Mercer (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Mercer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Mercer that is contractually subordinated to the Notes with:

(a)	the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or

(b)

after the completion of a Change in Control Offer pursuant to the terms of the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control,” to the extent required pursuant to any similar change of control offer provision of the Indenture or other agreement governing subordinated Indebtedness;

(4)

the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Mercer to the holders of its Equity Interests who are not Affiliates of Mercer, except Restricted Subsidiaries of Mercer, on a pro rata basis;

(5)

the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Mercer or any Restricted Subsidiary of Mercer held by any current or former officer, director or employee of Mercer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, share purchase agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (with unused amounts in any calendar year, including carried over amounts, being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year);

(6)

the repurchase of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or stock appreciation rights;

(7)

the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Mercer issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)

payments or distributions to shareholders exercising appraisal or discount rights pursuant to applicable law pursuant to or in connection with a merger, consolidation or transfer of all or substantially all of Mercer’s and its Restricted Subsidiaries’ assets that complies with the provisions of the Indenture;

(9)

in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior to or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Mercer (or a third party to the extent permitted by the Indenture) has made the Change of Control Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(10)

in the event of an Asset Sale which requires Mercer to make an Asset Sale Offer, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of Mercer or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, in each case, at a purchase price not greater than 100% of the principal amount of such Indebtedness, plus any accrued and unpaid interest therein; provided that prior to or contemporaneously with such payment, purchase, redemption or defeasance or other acquisition or retirement, Mercer has made an Asset Sale Offer with respect to the Notes and has repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer;

(11)

the purchase, redemption, acquisition, cancellation or other retirement for a nominal value per right of any rights granted to all the holders of Common Stock of Mercer pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover practices; provided that any such purchase, redemption, acquisition, cancellation or other retirement of such rights shall not be for the purpose of evading the limitations of this covenant (as determined in good faith by the Board of Directors of Mercer); and

(12)	other Restricted Payments in an aggregate amount not to exceed $160.0 million since the Issue Date.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Mercer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined in good faith (a) in the case of assets or securities of $20.0 million or less by the Chief Financial Officer, Controller or Treasurer of Mercer set forth in a certificate delivered to the trustee, and (b) in the case of assets or securities valued at more than $20.0 million by the Board of Directors of Mercer, and set forth in an officers’ certificate delivered to the trustee.

For purposes of determining compliance with this “Restricted Payments” covenant, if any Investment or Restricted Payment would be permitted pursuant to one or more of the provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” Mercer may classify or divide such Investment or Restricted Payment in any manner that complies with this covenant and may later reclassify, divide or re-divide, in whole or in part in its sole discretion, any such Investment or Restricted Payment in any manner that complies with this covenant so long as the Investment or Restricted Payment (as so reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

Incurrence of Indebtedness and Issuance of Preferred Stock

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Mercer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Mercer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) or issue preferred stock if the Fixed Charge Coverage Ratio for Mercer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Mercer and its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Mercer and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $375.0 million, (y) 100% of Consolidated EBITDA for Mercer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period and (z) the amount of the Borrowing Base on the date of incurrence;

(2)	the incurrence by Mercer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Mercer of Indebtedness represented by the Notes issued on the Issue Date and the incurrence by any Restricted Subsidiary of any Guarantee of the Notes;

(4)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings, project financing, or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Mercer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed at any time outstanding the greater of (i) $65.0 million and (ii) 3.5% of Consolidated Tangible Assets;

(5)

the incurrence by Mercer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (15) of this paragraph;

(6)	the incurrence by Mercer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Mercer and any of its Restricted Subsidiaries; provided, however, that:

(a)

if Mercer or any Guarantor is the obligor on such Indebtedness and any Restricted Subsidiary that is not a Guarantor is the payee of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes; and

(b)

(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Mercer or a Restricted Subsidiary of Mercer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Mercer or a Restricted Subsidiary of Mercer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Mercer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Mercer’s Restricted Subsidiaries to Mercer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Mercer or a Restricted Subsidiary of Mercer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Mercer or a Restricted Subsidiary of Mercer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Mercer or any of its Restricted Subsidiaries of Hedging Obligations (which may, but need not be, under Credit Facilities) in the ordinary course of business and not for speculation;

(9)

the guarantee by Mercer or any of its Restricted Subsidiaries that executes a Note Guarantee of Indebtedness of Mercer or a Restricted Subsidiary of Mercer that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(11)

the incurrence by Mercer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)

(x) Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Mercer (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of or was otherwise acquired by Mercer) or (y) Indebtedness of Mercer or any Restricted Subsidiary that is a Guarantor incurred to finance an acquisition; provided, however, that, in either case, after giving effect to the transactions that result in the incurrence of such Indebtedness, on a pro forma basis, either (a) Mercer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) Mercer’s Fixed Charge Coverage Ratio would not be less than immediately prior to such transactions;

(13)

Indebtedness arising from agreements of Mercer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case incurred or assumed in connection with the disposition of any assets or property or Capital Stock of a Restricted Subsidiary;

(14)

Indebtedness of Mercer or any Restricted Subsidiary to the extent the net proceeds of such Indebtedness are deposited and used to defease, covenant defease or discharge the Notes as described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”; and

(15)

the incurrence by Mercer or any of its Restricted Subsidiaries of additional Indebtedness (which may, but need not, be pursuant to Credit Facilities) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed the greater of (i) $75.0 million and (ii) 4.0% of Consolidated Tangible Assets.

Mercer will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Mercer unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Mercer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Mercer shall be permitted in its sole discretion to divide, re-divide, classify or reclassify such Indebtedness, or later divide, re-divide, classify or reclassify such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Mercer as accrued to the extent included in the definition of Fixed Charges. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of the Indenture, the maximum amount of Indebtedness that Mercer or any Restricted Subsidiary may incur pursuant to this covenant shall not be or be deemed to be exceeded as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)

pay dividends or make any other distributions on its Capital Stock to Mercer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Mercer or any of its Restricted Subsidiaries;

(2)

make loans or advances to Mercer or any of its Restricted Subsidiaries; provided that the subordination of loans or advances made to Mercer or any Restricted Subsidiary to other Indebtedness incurred by Mercer or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances; or

(3)	sell, lease or transfer any of its properties or assets to Mercer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)

agreements governing Existing Indebtedness and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, in the good faith judgment of Mercer, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the Indenture and the Notes;

(3)	applicable law, rule, regulation or order;

(4)

any instrument governing Indebtedness or Capital Stock of a Person acquired by Mercer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)

purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)

any agreement for the sale or other disposition of a Restricted Subsidiary or assets that restricts distributions by that Restricted Subsidiary or the transfer of the assets pending the sale or other disposition;

(8)

Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, in the good faith judgment of Mercer, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, Capital Stock sale agreements and other similar agreements entered into with the approval of Mercer’s Board of Directors, which limitation is applicable only to the assets, or (in the case of Capital Stock sales) entities, that are the subject of such agreements;

(11)

restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and restrictions on deposits made in connection with or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto);

(12)	agreements governing Hedging Obligations;

(13)

agreements governing Indebtedness permitted to be incurred by Restricted Subsidiaries of Mercer under the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that the encumbrances and/or restrictions in such agreements (except those agreements entered into pursuant to clause (15) of the definition of “Permitted Debt”) are customary for Indebtedness of the type incurred and will not, in the good faith judgment of Mercer, adversely affect Mercer’s ability to make payments of principal or interest on the Notes; and

(14)

any Liens or restrictions imposed by any amendments of contracts, instruments or obligations referred to in clauses (1) to (13) of this paragraph, provided that such amendments are not materially more restrictive with respect to such Liens and restrictions than those prior to any such amendment or refinancing as determined in good faith by Mercer’s Board of Directors.

Merger, Consolidation or Sale of Assets

Mercer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Mercer is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Mercer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Mercer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Mercer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia, or the laws of Canada or any province or territory thereof;

(2)

the Person formed by or surviving any such consolidation or merger (if other than Mercer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Mercer under the Notes, the Indenture and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)

Mercer or the Person formed by or surviving any such consolidation or merger (if other than Mercer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio not less than the actual Fixed Charge Coverage Ratio for Mercer for such four-quarter period.

In addition, Mercer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Mercer with an Affiliate solely for the purpose of reincorporating Mercer in another jurisdiction; or

(2)	any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Mercer and its Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

Mercer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Mercer (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million, unless:

(1)

the Affiliate Transaction is on terms that are no less favorable to Mercer or the relevant Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by Mercer or such Restricted Subsidiary with an unrelated Person or if, in the good faith judgment of Mercer’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Mercer or the relevant Restricted Subsidiary from a financial point of view; and

(2)

Mercer delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, a resolution of the Board of Directors of Mercer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Mercer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)

any employment or consultancy agreement, employee benefit plan, officer, trustee or director indemnification agreement or any similar arrangement or arrangements relating to compensation and benefit matters entered into by Mercer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)	transactions between or among Mercer and/or its Restricted Subsidiaries (including any entity that becomes a Restricted Subsidiary as a result of such transactions);

(3)

transactions with a Person (other than an Unrestricted Subsidiary of Mercer) that is an Affiliate of Mercer solely because Mercer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable compensation or fees (including reimbursement of expenses) to directors or officers of Mercer and its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Mercer to Affiliates of Mercer;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “—Restricted Payments;”

(7)	Permitted Investments that are permitted by the provisions of the Indenture;

(8)

provision of corporate-level administrative, marketing, tax, accounting, budgeting, treasury, finance, employee benefits, legal, risk management and other similar services for the benefit of Unrestricted Subsidiaries of Mercer on substantially the same terms provided to Restricted Subsidiaries of Mercer;

(9)	payment of consolidated taxes on behalf of Restricted Subsidiaries and Unrestricted Subsidiaries;

(10)

purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; and the provision of logistics, planning, transportation and fiber procurement services between and/or among any Restricted Subsidiary and Unrestricted Subsidiary at cost; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors;

(11)

payment of sales agency, administration, management and other fees, payment of interest, principal, dividends or other distributions, in case from an Unrestricted Subsidiary to Mercer or a Restricted Subsidiary to Mercer; and

(12)	loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding.

Business Activities

Mercer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Mercer and its Restricted Subsidiaries taken as a whole.

Note Guarantees

If Mercer or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the Issue Date, then that newly acquired or created Domestic Subsidiary (other than a Domestic Subsidiary the sole business of which is the direct or indirect ownership of one or more Foreign Subsidiaries) will become a Guarantor under the Indenture and execute a supplemental indenture and deliver an opinion of counsel and officers’ certificate satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided that any Domestic Subsidiary that does not constitute a Significant Subsidiary need not become a Guarantor until a date not later than 10 business days after delivery of Mercer’s financial statements for its most recently completed fiscal quarter in respect of which such Domestic Subsidiary has become a Significant Subsidiary. Mercer may designate any Restricted Subsidiary as a Guarantor at any time.

Limitation on Issuances of Guarantees of Indebtedness

Mercer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of Mercer (except Permitted Liens) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will be senior to or pari passu with such Restricted Subsidiary’s Guarantee of such other Indebtedness.

The Note Guarantee of a Guarantor (whether such Note Guarantee is created under the circumstances described in the preceding paragraph or under the caption “— Certain Covenants—Note Guarantees”) will automatically and unconditionally be released:

(1)

in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Mercer or a Restricted Subsidiary of Mercer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)

in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Mercer or a Restricted Subsidiary of Mercer, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if Mercer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(4)

upon legal defeasance or satisfaction and discharge of the Indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.” The form of the Note Guarantee will be attached as an exhibit to the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Mercer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Mercer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” and/or under one or more clauses of the definition of Permitted Investments, as determined by Mercer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Mercer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Restricted Subsidiary of Mercer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee within 45 days after the end of the fiscal quarter of Mercer in which such designation was made a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and did not violate the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Mercer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Mercer will be in default of such covenant. The Board of Directors of Mercer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Mercer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Mercer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Mercer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid and is paid to all holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any New Notes are outstanding, Mercer will furnish to the trustee and the holders of New Notes or cause the trustee to furnish to the holders of New Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Mercer were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Mercer were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Mercer’s consolidated financial statements by Mercer’s certified independent registered public accounting firm. In addition, Mercer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing). Delivery of the information, documents and other reports described above to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to conclusively rely on an officers’ certificate). The trustee shall have no obligation to determine whether or not such information, documents or reports have been filed with the SEC.

If, at any time, Mercer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Mercer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Mercer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Mercer’s filings for any reason, Mercer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Mercer were required to file those reports with the SEC.

If Mercer has designated any of its Subsidiaries as Unrestricted Subsidiaries and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Mercer and its Restricted Subsidiaries separate from the consolidated financial condition and results of operations of Mercer.

In addition, Mercer agrees that, for so long as any New Notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to the holders of New Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Mercer will be deemed to have provided such information to the holders, securities analysts and prospective investors if it has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default” with regard to the Notes:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to the Notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)

failure by Mercer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4)

failure by Mercer or any of its Restricted Subsidiaries for 60 days after notice to Mercer by the trustee or the holders of at least 25% in aggregate principal amount of the New Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5)

default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Mercer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Mercer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

(a)

is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $45.0 million or more;

(6)

failure by Mercer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $45.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)

certain events of bankruptcy or insolvency described in the Indenture with respect to Mercer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Mercer, any Restricted Subsidiary of Mercer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Mercer that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all Notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, premium or Additional Interest, if any.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium or Additional Interest, if any, or interest when due, no holder of a note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the Notes.

Mercer is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Mercer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Mercer or any Guarantor, as such, will have any liability for any obligations of Mercer or such Guarantor under the Notes, the Indenture, the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes, by accepting a note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Mercer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1)

the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium or Additional Interest, if any, on Notes when such payments are due from the trust referred to below;

(2)

Mercer’s obligations with respect to Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the Indenture, and Mercer’s obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the Indenture.

In addition, Mercer may, at its option and at any time, elect to have the obligations of Mercer with respect to the Notes released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

Mercer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Mercer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Mercer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a)	Mercer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)

since the Issue Date , there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, Mercer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to the Notes has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(5)

such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Mercer or any of its Restricted Subsidiaries is a party or by which Mercer or any of its Restricted Subsidiaries is bound;

(6)

Mercer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Mercer with the intent of preferring the holders of Notes over the other creditors of Mercer with the intent of defeating, hindering, delaying or defrauding any creditors of Mercer or others; and

(7)

Mercer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)

reduce the principal of or change the fixed maturity of Notes or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on Notes;

(4)

waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the Notes;

(6)

make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, Mercer and the trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency, as evidenced in an officers’ certificate;

(2)

to provide for uncertificated Notes in addition to or in place of certificated notes in order to comply with any Applicable Procedures (provided that the uncertificated notes are issued in registered form for U.S. federal income tax purposes), or otherwise alter the provisions of Article 2 of the Indenture in a manner that does not materially adversely affect any holder of Notes;

(3)	to provide for the assumption of Mercer’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Mercer’s assets;

(4)

to make any change that would provide any additional rights or benefits to the holders of Notes or that does not, in the good faith determination of the Board of Directors of Mercer, adversely affect the legal rights under the Indenture of any such holder in any material respect;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)

to conform the text of the Indenture or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes, as evidenced in an officers’ certificate;

(7)	to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the Issue Date; or

(8)	to allow any Restricted Subsidiary to execute a supplemental indenture providing for a Note Guarantee with respect to Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the Notes issued thereunder, when:

(1)	either:

(a)

all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Mercer, have been delivered to the trustee for cancellation; or

(b)

all Notes not theretofore delivered to the trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of Mercer;

(2)

Mercer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (as determined by Mercer), without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the Stated Maturity or redemption date;

(3)

no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Mercer is a party or by which Mercer is bound;

(4)	Mercer has paid or caused to be paid all sums payable by it under the Indenture;

(5)

Mercer has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(6)	Mercer has delivered an opinion of counsel and officers’ certificate to the trustee stating that all conditions precedent to the satisfaction and discharge of the Indenture has been complied with.

Concerning the Trustee

If the trustee becomes a creditor of Mercer, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture and the Notes provide that they will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada, V6C 1G8, Attention: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of more than 20% (measured on a fully diluted basis) of the Voting Stock of a Person (except as reportable on Form 13-F or Form 13-G of the SEC) will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of such Note at January 15, 2021 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on such Note through January 15, 2021 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date (or, in the case of a satisfaction and discharge, the Treasury Rate as of the date the funds to satisfy and discharge the Indenture are deposited with the trustee) plus 50 basis points; over

(b)	the principal amount of such Note.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Mercer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Mercer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2)	a transfer of assets between or among Mercer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Mercer to Mercer or to a Restricted Subsidiary of Mercer;

(4)

the sale or lease of products (including electricity, power and chemicals generated as a by-product of or from, or utilizing the facilities of, any other Permitted Business), services, accounts receivable or current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)

any waiver, release, settlement or surrender of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, release of contract, tort claims, disputes or other controversy;

(7)

(i) leases or subleases or (ii) licenses or sublicenses of intellectual property or general intangibles, in each case to third persons not interfering in any material respect with the business of Mercer and its Restricted Subsidiaries;

(8)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(9)	the termination, unwinding of or assignment of rights under any Hedging Obligations;

(10)	sales of Unrestricted Subsidiaries or investments therein or assets thereof;

(11)	licenses and sub-licenses by Mercer or its Restricted Subsidiaries of patents, know-how, trademarks and other intellectual property or intellectual property rights and other general intangibles;

(12)	leases (as lessor or sublessor) of real or personal property and guaranties of such in the ordinary course of business;

(13)

any settlement, release, waiver or surrender of contract rights or contract, tort or other litigation claims or voluntary terminations of other contracts or assets in the ordinary course of business; and

(14)

purchases, sales or other transfers of pulp, fiber, chemicals and other consumables between or among Mercer or any Restricted Subsidiary and any Unrestricted Subsidiary at market prices pursuant to arrangements approved by Mercer’s Board of Directors as being fair, from a financial point of view, to Mercer or the applicable Restricted Subsidiary, as the case may be; purchases, sales or other transfers of spare parts or mill consumables between any Restricted Subsidiary and any Unrestricted Subsidiary at book value; and other transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, that are fair to Mercer or the Restricted Subsidiary, as the case may be, in the reasonable determination of Mercer’s Board of Directors.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person (including a business trust), the board of trustees or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)

85% of the face amount of all accounts receivable owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP; plus

(2)

65% of the book value of all inventory owned by Mercer and its Restricted Subsidiaries as of the end of the most recent fiscal month preceding such date, calculated on a consolidated basis and in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty; provided that no Deemed Capitalized Leases shall be considered Capital Lease Obligations.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)

in the case of an association or business entity or trust, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including shares of beneficial interest;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, Canadian dollars, euros, Renminbi or Australian dollars;

(2)

securities issued or directly and fully guaranteed or insured by the United States, Canadian, German or United Kingdom government or any agency or instrumentality of the United States, Canadian, German or United Kingdom government (provided that the full faith and credit of the United States, Canada, Germany or the United Kingdom is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)

certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreements or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition; and

(6)	money market or other investment company funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Mercer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Mercer;

(3)

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Mercer, measured by voting power rather than number of shares; or

(4)

Mercer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Mercer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Mercer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Mercer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)

an amount equal to any extraordinary or non-recurring unusual loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)

provision for taxes based on income, profits or capital of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)

depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)

any expenses or charges related to any transaction or series of transactions constituting an equity offering, Permitted Investment, recapitalization or incurrence of Indebtedness (including commitments for Indebtedness) permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to (i) the offering of the Notes, (ii) the redemption (in whole or in part) or a tender offer (in whole or in part) for the 2022 Senior Notes, the 2024 Senior Notes and/or the 2026 Senior Notes (including, without limitation, premium and consent fees) and (iii) Mercer’s entry into Credit Facilities; plus

(6)	the following expenses, losses or gains to the extent such amounts were included in the computation of Consolidated Net Income:

(a)

extraordinary, non-recurring or unusual losses or expenses, including, without limitation, restructuring charges or reserves, including severance contracts and termination costs including future lease commitments, costs to close or consolidate facilities and costs to relocate employees during such period, as determined in good faith by the Chief Financial Officer, Controller or Treasurer of Mercer, in each case, without regard to any limitations of Item 10(e) of Regulation S-K;

(b)	foreign exchange gains or losses incurred with respect to receivables (net of the impact on payables) on product sales;

(c)

any non-recurring charges or expenses of such Person or its Restricted Subsidiaries or of a company or business acquired by such Person or its Restricted Subsidiaries (in each case, including those relating to severance, relocation costs and one-time compensation charges and any charges or expenses in connection with conforming accounting policies or reaudited, combining or restating financial information), in each case incurred in connection with the purchase or acquisition of such acquired company or business by such Person or its Restricted Subsidiaries; and

(d)

losses to the extent covered by insurance and actually reimbursed, or so long as Mercer or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by the insurer, and to the extent that such amount is (a) not denied by the applicable insurer in writing within 180 days and (b) in fact reimbursed within 365 days of the date such evidence (with a deduction for any amounts so added back to the extent not so reimbursed within 365 days; minus

(7)

non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue in the ordinary course of business or (ii) the reversal of non-cash expenses not added back due to the exclusions in clause (4) of this definition of “Consolidated EBITDA,”

in each case, on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)

the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)

solely for purposes of determining the amount available for Restricted Payments pursuant to clause (3)(a) of the second paragraph of the covenant “— Certain Covenants — Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction has been waived;

(3)	the cumulative effect of a change in accounting principles will be excluded; and

(4)

any goodwill impairment charges pursuant to Financial Accounting Standards Board Statement No. 142 or any asset impairment charges pursuant to Financial Accounting Standards Board Statement No. 144 will be excluded.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of Mercer and its consolidated Restricted Subsidiaries as the total assets of Mercer and its Restricted Subsidiaries, excluding goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets properly classified as intangible assets in accordance with GAAP, determined in accordance with GAAP.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Credit Agreements” means (i) the Revolving Facility Agreement dated April 12, 2017 among Zellstoff-und Papierfabrik Rosenthal GmbH, Mercer Timber Products GmbH and UniCredit Bank AG; (ii) the Universal Contract for Business Loans dated April 30, 2013 between Zellstoff-und Papierfabrik Rosenthal GmbH and Kreissparkasse Saale-Orla, as supplemented by the Special Agreement to the Loan Agreement dated April 30, 2013 among Zellstoff-und Papierfabrik Rosenthal GmbH, D&Z Beteiligungs GmbH, D&Z Holding GmbH, Mercer International Inc. and Kreissparkasse Saale-Orla; (iii) the Third Amended and Restated Credit Agreement dated as of July 16, 2018 among Mercer Celgar Limited Partnership, as borrower, and the lenders from time to time parties thereto, as lenders, and Canadian Imperial Bank of Commerce; (iv) the Revolving Credit Facility Agreement dated November 25, 2014 among Zellstoff Stendal GmbH, UniCredit Bank AG, Credit Suisse AG, London Branch, Royal Bank of Canada and Barclays Bank PLC; and (v) the Holz Revolving Credit Facility dated February 5, 2018 between Mercer Holz GmbH, as borrower, and UniCredit Bank AG, as original lender.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements), Indenture or commercial paper facilities, in each case, with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Deemed Capitalized Leases” means obligations of Mercer or any Restricted Subsidiary of Mercer that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” with respect to the Notes, means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Mercer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Mercer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Mercer and its Restricted Subsidiaries may become obligated to pay upon the Stated Maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Mercer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Mercer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the Indebtedness of Mercer and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the Issue Date, including Hedging Obligations, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party. In the case of a transaction not exceeding $20.0 million, Fair Market Value may be determined in good faith by the Chief Financial Officer, Controller or Treasurer of Mercer, and in the case of a transaction exceeding $25.0 million, Fair Market Value shall be determined in good faith by the Board of Directors of Mercer (unless otherwise provided in the Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings or revolving borrowings under Credit Facilities) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)

such calculation may include adjustments appropriate to reflect the amount of net cost savings, operating improvements or synergies projected by Mercer in good faith to be realized within twelve months following the date of any operational changes, business realignment projects or initiatives, restructurings or reorganizations which have been or are intended to be initiated (other than those operational changes, business realignment projects or initiatives, restructurings or reorganizations entered into in connection with any pro forma event (as defined in clause (2) below)) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such net cost savings and operating improvements or synergies are reasonably identifiable and quantifiable; provided, further, that the aggregate amount of any such adjustments made pursuant to this clause (1) shall not exceed 15% of Consolidated EBITDA for such period (determined after giving effect to such adjustments);

(2)

Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the specified Person or any of its Restricted Subsidiaries has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, or discontinued operations (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period;

(3)

whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by the Chief Financial Officer, Controller or Treasurer of the specified Person. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the specified Person as set forth in an officers’ certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 12 months of the date the applicable event is consummated. For the avoidance of doubt, adjustments to the computation of the Fixed Charge Coverage Ratio arising from any pro forma event and made in accordance with this clause (3) and clause (2) immediately above shall not be subject to the 15% cap set forth in clause (1) of this definition;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)

if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 6 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)

the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations in accordance with GAAP and excluding amortization and write-offs of debt issuance costs and redemption or prepayment premiums), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (excluding, for the avoidance of doubt, amounts due upon settlement of any such Hedging Obligations); plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)

any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)

all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Mercer (other than Disqualified Stock) or to Mercer or a Restricted Subsidiary of Mercer.

“Foreign Subsidiary” means any Restricted Subsidiary of Mercer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Subsidiary of Mercer that executes a Note Guarantee in accordance with the provisions of the Indenture, and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)

other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates (including, without limitation, foreign currency futures and options, currency swaps, currency forwards and related interest rate swaps and/or forwards) or commodity prices (including, without limitation, commodity futures, swaps or options) or energy prices (including forwards and swaps).

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, Notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)

representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed, except any balance that constitutes an accrual of expenses or trade payable; or

(6)

representing any Hedging Obligations (the amount of any such Hedging Obligations to be equal at any time to the termination value of the agreement or arrangement giving rise to such Hedging Obligations that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Mercer or any Restricted Subsidiary of Mercer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Mercer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Mercer, Mercer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Mercer’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Mercer or any Restricted Subsidiary of Mercer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Mercer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 7, 2018.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests, Indebtedness or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with:

(a)	any Asset Sale (or transaction that would be an Asset Sale but for the exclusion in clause (1) of the second paragraph of the definition thereof); or

(b)	the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	any extraordinary gain (loss), together with any related provision for taxes on such extraordinary gain (loss);

(3)	gains and losses resulting solely from fluctuations in currency values and the related tax effects;

(4)	any marked to market gain (loss) whether realized or accrued, without duplication, on Hedging Obligations;

(5)

any non-cash charges resulting from the application of ASC 718 (formerly SFAS No. 123) and any other non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards;

(6)	all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness;

(7)

any purchase accounting adjustments (including, without limitation, the impact of writing up inventory, deferred marketing and deferred financing costs or deferred revenue at fair value), amortizations, impairments, write-offs, or non-cash charges with respect to purchase accounting with respect to any acquisition, disposition, merger, consolidation, amalgamation or similar transactions on or after the Issue Date; and

(8)	the net income (loss) from any operations disposed of or discontinued after the Issue Date and any net gains or losses on such disposition or discontinuance, on an after-tax basis.

“Net Proceeds” means the aggregate cash proceeds received by Mercer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, after deducting any reserves in accordance with GAAP against any liabilities associated with the assets disposed of in such Asset Sale and retained by Mercer and/or a Restricted Subsidiary after such Asset Sale, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness as to which neither Mercer nor any of its Restricted Subsidiaries:

(1)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness); or

(2)	is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions.

“Note Guarantee” means the Guarantee by each Guarantor of Mercer’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted by Mercer and its Restricted Subsidiaries on the Issue Date, including pulp (including softwood, hardwood, sulphate, sulphite, dissolving and other chemical pulps) manufacturing and sales business, sawmilling, production and generation and sales of electricity, chemicals, chemical by-products and other products generated as a by-product of or from, or utilizing the facilities of, any Permitted Business, forest harvesting and plantations and any business reasonably related thereto, ancillary or complimentary to reasonable extensions thereof, including, without limitation, the development and commercialization of processes, applications and uses for lignin- or cellulose-based products, materials and uses, transportation, logistics and wood and wood pellet harvesting, procurement, processing and marketing and sales.

“Permitted Investments” means:

(1)	any Investment in Mercer or in a Restricted Subsidiary of Mercer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Mercer or any Restricted Subsidiary of Mercer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Mercer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Mercer or a Restricted Subsidiary of Mercer;

(4)

any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5)

any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Mercer or out of the net proceeds of an issue or sale of Equity Interest of Mercer (other than Disqualified Stock) so long as such acquisition occurs within 60 days thereafter;

(6)	any Investments received in compromise or resolution of:

(a)

obligations of trade creditors or customers that were incurred in the ordinary course of business of Mercer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or

(b)	litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)

loans or advances to employees made in the ordinary course of business of Mercer or any Restricted Subsidiary of Mercer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases and/or redemptions of the Notes, the 2022 Senior Notes, the 2024 Senior Notes, the 2026 Senior Notes or indebtedness under the Credit Facilities;

(10)	extensions of trade credit or advances to customers and/or suppliers on commercially reasonable terms in the ordinary course of business;

(11)	Guarantees of Indebtedness of Mercer or any of its Restricted Subsidiaries issued in accordance with the covenant entitled “— Incurrence of Indebtedness and Issuance of Preferred Stock;”

(12)	Investments resulting from payment of consolidated taxes that include Unrestricted Subsidiaries;

(13)

other Investments in any Person (other than an Affiliate of Mercer that is not a controlled Affiliate of Mercer) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (i) $65.0 million and (ii) 3.5% of Consolidated Tangible Assets; provided that, if any Investment made pursuant to this clause 13 is made in a Person that is not a Restricted Subsidiary of Mercer at the date of making such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause 1 of this definition and shall cease to have been made pursuant to this clause 13 for so long as such person continues to be a Restricted Subsidiary of Mercer; and

(14)	for the avoidance of doubt, any Restricted Investments existing on the Issue Date.

“Permitted Liens” means:

(1)

Liens on assets of Mercer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of Mercer;

(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Mercer or the Subsidiary;

(4)

Liens on property (including Capital Stock) existing at the time of acquisition of the property by Mercer or any Subsidiary of Mercer; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)

Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds, letters of credit or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)

Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)

Liens existing on the Issue Date or from contractual commitments existing on the Issue Date other than Liens securing Indebtedness and other obligations incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)

survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) all outstanding Notes;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)

the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)	Liens securing Hedging Obligations made in the ordinary course of business and not for speculation; provided that such Hedging Obligations are permitted under the Indenture;

(14)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge, repayment or redemption of Indebtedness;

(15)	grants of software and technology licenses in the ordinary course of business;

(16)	Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(17)	Liens in connection with escrow deposits made in connection with any acquisition of assets, including Capital Stock;

(18)

Liens arising as a result of litigation or legal proceedings that are currently being contested in good faith by appropriate and diligent action, including any lien arising as a result of a judgment against Mercer and/or its Restricted Subsidiaries;

(19)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(20)

bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Mercer or any of its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(21)

Liens to secure cash management obligations, obligations in respect of banking services relating to treasury, depositary and cash management services, automated clearinghouse transfer of funds and purchase cards, credit cards or similar services; and

(22)

Liens incurred in the ordinary course of business of Mercer or any Subsidiary of Mercer with respect to obligations at any one time outstanding that do not exceed the greater of (i) $65.0 million and (ii) 3.5% of Consolidated Tangible Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness of Mercer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Mercer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)

if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Mercer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ or other agreement that effectively transfers voting power) to vote in the election of directors, managers of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Treasury Rate” means, as of any redemption date of the New Notes, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which the New Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2021; provided, however, that if the period from the redemption date to January 15, 2021, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rates shall be obtained by Mercer.

“Unrestricted Subsidiary” means any Subsidiary of Mercer that is designated by the Board of Directors of Mercer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)

except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Mercer or any Restricted Subsidiary of Mercer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mercer or such Restricted Subsidiary, as the case may be, than those that might reasonably be obtained at the time from Persons who are not Affiliates of Mercer as determined by the Board of Directors of Mercer;

(3)	is a Person with respect to which neither Mercer nor any of its Restricted Subsidiaries has any direct or indirect obligation to:

(a)	subscribe for additional Equity Interests; or

(b)	maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Mercer or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness; by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

We will issue New Notes only in fully registered form, without interest coupons, in denominations of $2,000 and integral multiples of $1,000. We will not issue New Notes in bearer form. We initially issued the Old Notes, and will initially issue the New Notes, in the form of one or more global notes, referred to as “Global Notes”. We will deposit the Global Notes upon issuance with Wells Fargo Bank, National Association, referred to as the “Trustee”, as custodian for DTC, and register the Global Notes in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Exchanges of book-entry notes for certificated notes

You may not exchange your beneficial interest in a Global Note for a New Note in certificated form unless:

(1)

DTC (a) notifies us that it is unwilling or unable to continue as depository for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depository; or

(2)	we, at our option, notify the Trustee in writing that we are electing to issue the New Notes in certificated form; or

(3)	an event of default shall have occurred and be continuing with respect to the New Notes represented by such Global Note.

In all cases, certificated New Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). Any certificated New Notes issued in exchange for an interest in a Global Note will bear the legend restricting transfers that is borne by such Global Note. Any such exchange will be effected through the DTC Deposit/Withdraw at Custodian system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the relevant Global Note.

Certain Book-entry Procedures

The description of the operations and procedures of DTC, Euroclear and Clearstream that follows is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

DTC has advised us that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants).

As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the New Notes represented by such Global Note for all purposes under the Indenture governing the New Notes. Except in the limited circumstances described above under “—Exchanges of Book-entry Notes for Certificated Notes,” you will not be entitled to have any portions of a Global Note registered in your names, will not receive or be entitled to receive physical delivery of New Notes in definitive form and will not be considered the owner or holder of a Global Note (or any New Note represented thereby) under the Indenture governing the New Notes or the New Notes.

You may hold your interests in the Global Notes directly through DTC, if you are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in such Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a Global Note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

We will make payments of the principal of, premium, if any, and interest on Global Notes to DTC or its nominee as the registered owner thereof. Neither we nor the Trustee nor any of our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any New Notes held by it or its nominee, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such New Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payment will be the responsibility of such participants.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Note will trade in DTC’s settlement system, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer and exchange provisions applicable to the Notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has advised us that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of New Notes for exchange as described above) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, the Global Notes will be exchanged for legended New Notes in certificated form, and distributed to DTC’s participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear and Clearstream, their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the Old Notes for New Notes in this exchange offer and the ownership and disposition of the New Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury regulations, rulings and judicial decisions, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect or different interpretations). No ruling has been or will be sought from the Internal Revenue Service (the “IRS”) regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances and does not deal with holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	real estate investment trusts or regulated investment companies;

•	dealers in securities, commodities or foreign currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons holding Old Notes or New Notes as part of a hedge, straddle, conversion transaction or other integrated transaction or risk reduction strategy;

•	U.S. persons whose functional currency is not the dollar;

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

•	entities classified as partnerships or other pass-through entities for U.S. federal income tax purposes and investors therein;

•	persons deemed to sell their Old Notes or New Notes under the constructive sale provisions of the Code;

•	persons subject to the alternative minimum tax; and

•	U.S. expatriates and former long-term residents of the United States.

This summary assumes holders have held the Old Notes and will hold their New Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary applies only to holders who acquired the Old Notes in the original offerings and who acquire New Notes in this exchange offer, and does not discuss any U.S. federal income tax considerations for subsequent purchasers. In addition, this summary does not discuss any U.S. federal estate or gift tax laws, the Medicare contribution tax laws with respect to net investment income or the tax laws of any applicable foreign, state, local or other jurisdiction.

This summary of certain U.S. federal income tax consequences is for general information purposes only and is not tax advice for any particular holder. Current holders should consult their tax advisors concerning the U.S. federal income tax consequences with respect to exchanging Old Notes for New Notes and owning or disposing of the New Notes in light of their particular situations, as well as any consequences arising under the U.S. federal estate or gift tax laws, the Medicare contribution tax on net investment income or the laws of any state, local, foreign or other taxing jurisdiction.

The exchange of an Old Note for a New Note will not constitute a taxable exchange of the Old Note. As a result, a holder will not recognize taxable gain or loss upon receipt of a New Note, the holder’s holding period for a New Note generally will include the holding period for the Old Note so exchanged and such holder’s adjusted tax basis in a New Note will be the same as such holder’s adjusted tax basis in the Old Note so exchanged. The U.S. federal income tax consequences of the ownership and disposition of a New Note should be the same as for the Old Notes.

THE PRECEDING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, OWNING AND DISPOSING OF NEW NOTES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE MEDICARE CONTRIBUTION TAX ON NET INVESTMENT INCOME OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes where the broker-dealer acquired the Old Notes as a result of market-making activities or other trading activities. We have agreed that after this registration statement is declared effective by the SEC and until the earlier of 90 days after such time, or the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities, we will use commercially reasonable efforts to keep this registration statement continuously effective, supplemented and amended as required by the provisions of the Registration Rights Agreement and to make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. Broker-dealers may sell New Notes received by broker-dealers for their own account pursuant to this exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell New Notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of the New Notes (including any broker-dealers) against liabilities under the Securities Act.

By its acceptance of this exchange offer, any broker-dealer that receives New Notes pursuant to this exchange offer agrees to notify us before using this prospectus in connection with the sale or transfer of New Notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus to make the statements in this prospectus not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of this prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other legal matters in connection with the issuance of the New Notes will be passed upon for the Company by Sangra Moller LLP, Vancouver, British Columbia, and by Davis Wright Tremaine LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Mercer Peace River Pulp Ltd. and the Santanol Group that the Company acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements of Daishowa-Marubeni International Ltd. as of and for the years ended December 31, 2017 and 2016 incorporated in this prospectus by reference to our Current Report on Form 8-K dated December 14, 2018 have been have been audited by Deloitte LLP, an independent auditor, as stated in their report which is incorporated herein by reference (which report expresses an unmodified opinion and includes an amended consolidated financial statement paragraph stating that the consolidated financial statements for the year ended December 31, 2017 have been restated from those originally reported on). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference into this prospectus is deemed to be part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede information contained in this prospectus.

We file periodic reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.mercerint.com. Our website is not part of this prospectus and is not incorporated by reference into this prospectus.

The following documents previously filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2019 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Current Report on Form 8-K filed on December 14, 2018 (excluding any information furnished pursuant to Item 7.01 of such Current Report on Form 8-K); and

•

our Current Reports on Form 8-K filed on February 14, 2019, April 16, 2019, May  2, 2019, May 31, 2019, August  1, 2019, September  20, 2019, October 3, 2019 and October  31, 2019 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K and any corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit) after the date of this prospectus and prior to the termination of this exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide promptly without charge to you, upon oral or written request, a copy of any document incorporated by reference in this prospectus, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc.

700 West Pender Street

Suite 1120

Vancouver, British Columbia

V6C 1G8 Canada

Telephone: (604) 684-1099

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 23B.08.310, Section 23B.08.320 and Sections 23B.08.500 to 23B.08.603 of the Washington Business Corporation Act, referred to herein as the “Washington Corporation Act”, set out provisions relating to the limitation of liability and indemnification of directors and officers of a corporation. Section 23B.08.320 of the Washington Corporation Act provides that a corporation’s articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, other than for certain acts or omissions, including those that involve the intentional misconduct by a director or a knowing violation of law by a director. Specifically, Section 23B.08.560 of the Washington Corporation Act provides that if authorized by (i) the articles of incorporation, (ii) a bylaw adopted or ratified by the shareholders, or (iii) a resolution adopted or ratified, before or after the event, by the shareholders, a company will have the power to indemnify a director made party to a proceeding, or to obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations on indemnification contained in Section 23B.08.510 through 23B.08.550 of the Washington Corporation Act, provided that no such indemnity shall indemnify any director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of the law by the director, (ii) for conduct violating Section 23B.08.310 of the Washington Corporation Act, or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Furthermore, Section 23B.08.580 of the Washington Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation, or who, while a director, officer, employee, or agent of such corporation, is or was serving at the request of such corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by such individual in that capacity or arising from such individual’s status as a director, officer, employee, or agent, whether or not such corporation would have power to indemnify such individual against the same liability under Section 23B.08.510 or 23B.08.520 of the Washington Corporation Act.

Section 7.1 of the Articles of Incorporation of the Company, referred to as the “Articles”, provides that the Company may indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Company, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. To the full extent permitted by law, the indemnification provided in the Articles does include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Company in advance of the final disposition of such action, suit or proceeding. The indemnification provided in the Articles also is not deemed to limit the right of the Company to indemnify any other person for any such expenses to the full extent permitted by law, and is not deemed exclusive of any other rights to which any person seeking indemnification from the Company may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Section 7.2 of the Articles provides that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for his conduct as a director, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) approval of distributions or loans in violation of Section 23B.08.310 of the Washington Corporation Act, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

According to Section 7.2 of the Articles, if the Washington Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Washington Corporation Act, as so amended. Furthermore, Section 7.2 specifies that any amendment to or repeal of Article 7 of the Articles shall not adversely affect any right or protection of a director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

We have entered into indemnity agreements, referred to as the “Indemnity Agreements”, with each of our directors and certain of our executive officers. We have agreed under each of the Indemnity Agreements to indemnify each of our directors and such officers against any and all claims and costs that are or may be brought against him or her as a result of being one of our directors, officers or employees or that of a company related to us. However, under the Indemnity Agreements, we are not obligated to indemnify a director or such officers against any claims or costs in certain instances, including if it is determined that the director or such officers failed to act honestly and in good faith with a view to our best interests, if the director or such officers failed to disclose an interest or conflict as required under corporate legislation in Washington state or we are not permitted to indemnify the director or such officers under such legislation, or if the director or such officers have violated any insider trading rules under United States federal and state securities laws.

If there is a change in control (as defined in the Indemnity Agreements) of the Company other than a change in control which has been approved by a majority of our directors, we are required to seek legal advice as to whether and to what extent a director or such officers would be permitted to be indemnified under applicable law. In addition, the Indemnity Agreements allow us to defend any claim made against a director or such officers.

Item 21.	Exhibits and Financial Statement Schedules.

3.1	Articles of Incorporation of the Company, as amended (incorporated by reference from Form 8-A filed on March 2, 2006).

3.2	Bylaws of the Company (incorporated by reference from Form 10-Q filed on August 1, 2019).

4.1

Indenture, dated December 7, 2018, between Mercer International Inc. and Wells Fargo Bank, National Association, as trustee, related to the Notes (incorporated by reference from Form 8-K filed on December 7, 2018).

4.2

Registration Rights Agreement, dated October 3, 2019, between Mercer International Inc. and Credit Suisse Securities (USA) LLC, relating to the New Notes (incorporated by reference from Form 8-K filed on October 3, 2019).

5.1†	Opinion of Davis Wright Tremaine LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte LLP.

23.3†	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1).

24.1†	Power of Attorney.

25.1†	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee on Form T-1.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

99.3†	Form of Letter to Clients.

99.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.
†	Previously filed with the initial filing of this registration statement.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	that, for purposes of determining any liability under the Securities Act to any purchaser:

(a)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6)

that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7)

to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant also hereby undertakes:

(a)

to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(b)

to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Exhibit Index

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation of the Company, as amended (incorporated by reference from Form 8-A filed on March 2, 2006).

3.2	Bylaws of the Company (incorporated by reference from Form 10-Q filed on August 1, 2019).

4.1

Indenture, dated December  7, 2018, between Mercer International Inc. and Wells Fargo Bank, National Association, as trustee, related to the Notes (incorporated by reference from Form 8-K filed on December 7, 2018).

4.2

Registration Rights Agreement, dated October 3, 2019, between Mercer International Inc. and Credit Suisse Securities (USA) LLC, relating to the New Notes (incorporated by reference from Form 8-K filed on October 3, 2019).

5.1†	Opinion of Davis Wright Tremaine LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Deloitte LLP.

23.3†	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1).

24.1†	Power of Attorney.

25.1†	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of the Trustee on Form T-1.

99.1†	Form of Letter of Transmittal.

99.2†	Form of Notice of Guaranteed Delivery.

99.3†	Form of Letter to Clients.

99.4†	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.
†	Previously filed with the initial filing of this registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on the 1st day of November, 2019.

MERCER INTERNATIONAL INC.

By:	/s/ David M. Gandossi
Name:	David M. Gandossi
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ David M. Gandossi David M. Gandossi	Chief Executive Officer, President and Director (Principal Executive Officer)	November 1, 2019

* David K. Ure	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 1, 2019

* Jimmy S.H. Lee	Executive Chairman and Director	November 1, 2019

* William D. McCartney	Director	November 1, 2019

* James Shepherd	Director	November 1, 2019

* Keith Purchase	Director	November 1, 2019

* Martha Morfitt	Director	November 1, 2019

* Alan Wallace	Director	November 1, 2019

* Linda Welty	Director	November 1, 2019

*By:	/s/ David M. Gandossi
David M. Gandossi, Attorney-in-Fact